Exhibit 10.6

BFA MASTER SERVICES AGREEMENT

among

Each BFA Recipient Listed in Exhibit A,

BlackRock Fund Advisors

and

The Bank of New York Mellon

Dated as of October 24, 2023

TABLE OF CONTENTS

1.	BACKGROUND AND STRUCTURE	1

2.	SERVICE PRINCIPLES	2

3.	CUSTODY SERVICES	4

4.	FUND ADMINISTRATION AND ACCOUNTING SERVICES	5

5.	TRANSFER AGENCY SERVICES	8

6.	PERFORMANCE; SERVICE LEVELS	12

7.	PROVIDER PERSONNEL; USE OF LOCATIONS	14

8.	BFA RESPONSIBILITIES; RELIANCE ON INFORMATION	19

9.	FEES, INVOICING AND PAYMENT	22

10.	TERM AND TERMINATION	26

11.	DISENGAGEMENT ASSISTANCE	32

12.	COMPLIANCE WITH LAWS, POLICIES AND USE RESTRICTIONS	33

13.	DATA PROTECTION	37

14.	PERSONAL INFORMATION	41

15.	INTELLECTUAL PROPERTY RIGHTS	42

16.	CONTRACT AND PROJECT MANAGEMENT	44

17.	AUDIT / RECORDS / LEGAL DISCOVERY	45

18.	CONFIDENTIALITY	49

19.	REPRESENTATIONS AND WARRANTIES	53

20.	INSURANCE AND RISK OF LOSS	56

21.	INDEMNIFICATION	56

22.	LIABILITY; LIABILITY LIMITATIONS	61

23.	DISPUTE RESOLUTION	63

24.	DEFINITIONS	64

25.	MISCELLANEOUS	73

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-i-

Exhibit A	BFA Recipients and Applicable Series
Exhibit B	Change Procedures
Exhibit C	Governance Procedures
Exhibit D	Physical Security and Data Safeguards
Exhibit E	Disengagement Assistance

Schedule 1-A	Service Levels
Schedule 1-B	KPIs
Schedule 1-C	Commercial Terms Schedule

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-ii-

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made and entered into on this 24th day of October, 2023 (the “Effective Date”) by and among The Bank of New York Mellon, a bank organized under the laws of the state of New York (“Provider”), the entities (and respective funds and series thereof) set forth in Exhibit A (subject to Section 1.3(a), each, a “BFA Recipient”), and BlackRock Fund Advisors (“BFA”), acting on behalf of each of the BFA Recipients. Except as specifically stated, each BFA Recipient executing this Agreement will be obligating itself only with respect to itself, and not with respect to any other entity. References to a “Party” herein refer to either Provider or the applicable BFA Recipient or BFA Recipients, and references to the “Parties” herein refer to Provider, BFA and the applicable BFA Recipient or BFA Recipients. This Agreement consists of the general terms and conditions below and all Exhibits and Schedules attached hereto.

NOW, THEREFORE, for and in consideration of the Parties’ agreements set forth below and intending to be legally bound, the Parties hereby agree as follows:

1.	BACKGROUND AND STRUCTURE

1.1	Background and Purpose.

(a)	The BFA Recipients are exchange-traded products.

(b)	Provider specializes in performing for other companies the types of services encompassed by the Services.

(c)

The purpose of this Agreement is to establish the general terms and conditions applicable to Provider’s provision of certain investment administration, accounting, cash custody, transfer agency, and related information technology services to the applicable BFA Recipients.

1.2	Objectives. Subject to Section 25.14(c), the Parties have agreed upon the following objectives to be accomplished by this Agreement:

(a)	to leverage Provider’s capability to deliver Services in accordance with the Standard of Care;

(b)	to gain access to Provider’s high caliber, knowledgeable, experienced and skilled pool of resources that will provide each BFA Recipient with value-added strategic thought, vision and leadership; and

(c)	to use technologically current tools, Equipment and Software in performing the Services.

1.3	Structure of Agreement.

(a)

Master Services Agreement. This Agreement is a master agreement governing the relationship between the Parties solely with regard to Provider’s provision of Services to each BFA Recipient. Any iShares entity that has executed this Agreement but does not have any funds or series that are receiving Services hereunder as of the date hereof, shall not be a BFA Recipient nor bound by the terms hereof except and until any funds or series of such iShares entity is added in accordance with Section 6.5 at which point such iShares entity and its respective funds and series thereof shall become BFA Recipients for all purposes hereunder.

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(b)	[Reserved]

(c)

Fees. Provider will charge each applicable BFA Recipient or BFA, on behalf of such BFA Recipient, for any Services rendered pursuant to this Agreement in accordance with the applicable terms and conditions set forth in Schedule 1-C (Commercial Terms Schedule). Provider will not charge any BFA Recipient or BFA, on behalf of such BFA Recipient, any implementation fees, except as set forth in Schedule 1-C (Commercial Terms Schedule).

2.	SERVICE PRINCIPLES

2.1

Generally. Provider will provide the services, functions and responsibilities set forth in this Agreement, including any that may be modified in accordance with the Change Procedures set forth in Section 2.4 and Exhibit B during the term of this Agreement and as they may be supplemented, enhanced, modified or replaced (collectively, the “Services”) for the applicable BFA Recipients:

(a)

the services, functions and responsibilities described in Article 3, Article 4 and Article 5 and Schedule 1-A (Service Levels) and Schedule 1-B (KPIs) hereto, excluding any services, functions or responsibilities that are expressly described as the responsibility of BFA, a BFA Recipient or a third party (other than a Subcontractor); and

(b)

any services, functions or responsibilities not specifically described in this Agreement, but which are an inherent part of the Services and required for the proper performance or provision of the Services.

Except as provided above, Provider will not be responsible for any duties or obligations that it does not expressly undertake to perform pursuant to the terms of this Agreement and no such duties will be implied or inferred. Provider’s duties will not include any obligation to monitor compliance by any BFA Recipient or any other person with any restriction or guideline imposed by such BFA Recipient’s formation or offering documents, by contract or by Law or otherwise, including, but not limited to, the manner in which the assets of the BFA Recipients are invested.

2.2	Non-Exclusive Services/Cooperation with Third Parties/New Services.

(a)	No Minimum Commitments. The Parties acknowledge that the Services contain no minimum volume or revenue commitments to be provided by BFA or any BFA Recipient to Provider.

(b)

Insourcing. BFA or any BFA Recipient may terminate any Service (or portion thereof) and bring the performance of such Service inhouse to be performed by BFA or any Affiliate thereof, provided that BFA or the BFA Recipient shall provide at least one hundred and eighty (180) days’ prior written notice of such termination to the Provider. In such event, the Parties will negotiate in good faith adjustments to the Fees, Service Levels, scope of the Services and the BFA Recipients to remain with Provider, as applicable; provided, that if the Parties do not agree to such adjustments within twelve (12) months after Provider’s receipt of written notice, Provider may provide BFA with written notice to terminate the remaining Services in whole (or portion thereof, as agreed by BFA). For the avoidance of doubt, BFA and BFA Recipients shall be entitled to Disengagement Assistance after such termination.

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(c)

Third Party Service Providers. Nothing set forth in this Agreement shall prohibit any entity for which BFA acts in a capacity as investment advisor, trustee and/or agent that is not a BFA Recipient as of the Effective Date from entering into an arrangement with third parties to provide to such entity (or respective fund or series thereof) services similar to the Services provided by Provider hereunder to the BFA Recipients.

(d)	New Services. BFA or any BFA Recipient may, at its discretion, perform itself or enter into arrangements with third parties to provide New Services.

(e)

Provider Cooperation. To the extent that BFA or any BFA Recipient performs any New Services itself or Services that it is permitted to perform for itself in accordance with the terms of this Agreement, or retains Third Party Providers to do so, Provider will cooperate and coordinate with such entities as BFA or such BFA Recipient reasonably requests, including by using Commercially Reasonable Efforts to modify its interfaces to those of the BFA Recipient or other Third Party Providers to ensure compatibility among such systems and those of Provider, subject to reimbursement by such BFA Recipient for material cost incurred by Provider.

2.3	Services Evolution.

(a)

Services Evolution. Throughout the Term (including any Extension Period or Renewal Term, if applicable), Provider will seek to improve the quality, efficiency and effectiveness of the Services to keep pace with technological advances and support the evolving business needs and efforts of each BFA Recipient to maintain competitiveness in the markets in which such BFA Recipient competes. Provider will do this by: (i) discussing with the BFA Recipients “best practice” techniques and methods in providing the Services; (ii) applying such techniques to the Services to the extent practicable and consistent with Provider’s overall servicing strategy; (iii) maintaining a reasonable training program for Provider Personnel in relevant new techniques and technologies that are used generally within Provider’s organization or first class international financial services providers of asset processing and related services; (iv) developing in conjunction with the applicable BFA Recipient a training program designed to train Provider Personnel and applicable Subcontractors in relevant new techniques and technologies used by the BFA Recipients or used generally at first class international financial services providers of asset processing and related services; and (v) making investments that Provider reasonably believes are necessary to maintain the currency of the tools, infrastructure and other resources Provider uses to render the Services. Upon request from any BFA Recipient, Provider will provide to such BFA Recipient any service that Provider is providing to another of its customers, subject to mutual agreement on equitable pricing and other terms for such services and applicable third party restrictions.

2.4

Changes. The Change Procedures (as set forth in Exhibit B) will be used by the Parties for all Changes to the Services. Except as otherwise provided herein or therein, each BFA Recipient reserves the right to reject Provider’s request for a Change to the Services if such BFA Recipient believes the proposed Change will have a material impact on the provision of the Services, or if such BFA Recipient or BFA, on behalf of such BFA Recipient, is required to pay any fee or contribute any other resources to the Change.

2.5	[Reserved]

2.6	Due Diligence Complete. Provider hereby acknowledges that as of the Effective Date:

(a)

The BFA Recipients have delivered or made available to Provider information and documents Provider has deemed necessary, including information and documents requested by Provider, for Provider to understand fully its obligations under this Agreement; and

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(b)	Provider’s due diligence is complete and there will be no changes to this Agreement related in any way to Provider’s performance or non-performance of its due diligence.

3.	CUSTODY SERVICES

3.1	Terms of Appointment as Cash Custodian.

(a)

Provider Appointed as Cash Custodian. Each BFA Recipient hereby appoints Provider as a custodian of such BFA Recipient’s cash (“Cash Assets”) delivered to Provider from time to time during the term of this Agreement for credit to such BFA Recipient’s separate cash deposit account or accounts (each, a “BFA Account”) and Provider agrees to act as such upon the terms and conditions hereinafter set forth.

(b)

Safekeeping. As custodian, Provider shall have general responsibility for the safekeeping of all such Cash Assets of each applicable BFA Recipient as listed in Exhibit A (as may be amended from time to time) that is received and accepted by Provider. All Cash Assets shall be segregated on Provider’s books and records from property held by Provider for its own account and for the account of Provider’s other customers, including the Cash Assets of any BFA Recipient from the Cash Assets of any other BFA Recipient. All such Cash Assets will be held or disposed of by Provider only upon receipt of Proper Instructions (which may be standing instructions).

3.2	Cash Assets.

(a)

On-book Accounts. Provider shall open, maintain and operate a separate deposit account or deposit accounts in the name of each BFA Recipient (or in another name requested by the BFA Recipient that is acceptable to Provider) for the deposit and collection of any and all Cash Assets in any currency supported and received by or on behalf of Provider for the account of the BFA Recipient (hereinafter referred to as “On-book Accounts”) on the books of Provider, and shall hold in such On-book Accounts, subject to the provisions hereof, all Cash Assets received by it from or for the account of the BFA Recipient. Each such On-book Accounts may be denominated in U.S. Dollars. Any amount standing to the credit of the On-book Accounts is a debt due from Provider, as banker to each applicable BFA Recipient. The responsibilities of Provider to each applicable BFA Recipient for deposits accepted on Provider’s books shall be that of a U.S. bank for a similar deposit held at a domestic branch office. The State of New York is the “bank’s jurisdiction” (as defined in UCC Section 9-304(b)) of Provider and any Affiliate of Provider with respect to each On-book Account and all funds credited thereto. Provider will use best efforts to ensure that such On-Book Accounts are insured to the maximum extent possible by all applicable deposit insurers including, without limitation, the Federal Deposit Insurance Corporation.

(b)

Deposit Insurance. Upon receipt of Proper Instructions, Provider shall take such reasonable actions as the applicable BFA Recipient deems necessary or appropriate to cause each deposit account established by Provider pursuant to this Section 3.2 to be insured to the maximum extent permitted by all applicable deposit insurers including, without limitation, the Federal Deposit Insurance Corporation.

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3.3

Segregation and Registration. Provider will, upon receipt of Proper Instructions on behalf of each applicable BFA Recipient, establish and maintain additional BFA Accounts for and on behalf of each such BFA Recipient, into which account or accounts Cash Assets may be transferred.

3.4	Maintenance of Records.

(a)

At all times during the term of this Agreement, Provider shall furnish to the BFA Recipients access to Provider’s then-existing online, electronic account reporting and information system with respect to each BFA Recipient’s BFA Accounts. The Parties agree that the use of such system shall be subject to the https://nexen.bnymellon.com/app/nxn/termsOfUse or any successor website the address of which is provided by Provider to each BFA Recipient, except to the extent otherwise agreed by the Parties.

(b)

Provider will furnish each BFA Recipient with such daily information regarding the positions and activity of the BFA Recipient’s Cash Assets as Provider and such BFA Recipient will from time to time agree.

3.5	Provider will assist generally in providing data for BFA’s preparation of reports to shareholders and others, audits of accounts, and other ministerial matters of like nature.

3.6

Service Levels. Schedule 1-A (Service Levels) and Schedule 1-B (KPIs) set forth the Service Levels and Key Performance Indicators applicable to the Services under this Article 3. Provider will perform the Services under this Article 3 in accordance with such Service Levels, Key Performance Indicators and Article 6.

4.	FUND ADMINISTRATION AND ACCOUNTING SERVICES

4.1	Provider Responsibilities.

(a)	Fund Administration and Accounting Services.

(i)

Each BFA Recipient is engaging Provider to provide the Fund Administration and Accounting Services specified in Schedule 1-A (Service Levels) with respect to such BFA Recipient subject to the terms and conditions of this Agreement. Provider agrees to act as such upon the terms and conditions hereinafter set forth.

(ii)

Provider agrees to provide the Fund Administration and Accounting Services, as described in Schedule 1-A (Service Levels), as such Schedule may be amended from time to time by the consent of the Parties, in connection with the operations of such BFA Recipient, which shall generally include the following:

(A)	Valuation and Computation Accounting Services.

Provider shall provide the following valuation and computation accounting services for the BFA Recipient:

(1)	Journalize investment, capital share and income and expense activities;

(2)	Maintain individual ledgers for BFA Recipient assets;

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(3)	Maintain certain financial books and records for the BFA Recipient, including creation and redemption books and records, and BFA Recipient accounting records;

(4)	Maintain historical tax lots for BFA Recipient assets;

(5)	Reconcile Cash Assets (if applicable) and investment balances of the BFA Recipient with the BFA Recipient’s custodian;

(6)	Calculate various contractual expenses;

(7)	Calculate capital gains and losses;

(8)

Obtain quotes from Authorized Data Sources as directed and approved by BFA, or if such quotes are unavailable, then obtain such prices from BFA, and in either case, calculate the market value of the BFA Recipient’s assets in accordance with the BFA Recipient’s valuation policies or guidelines; provided, however, that Provider shall not under any circumstances be under a duty to independently price or value any of the BFA Recipient’s assets itself or to confirm or validate any information or valuation provided by BFA or any other pricing source, nor shall Provider have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(9)	Compute Net Asset Value and Net Asset Value per Share (as defined below), calculated in the manner described in the BFA Recipient’s Offering Materials;

(10)	Transmit or make available a copy of the daily portfolio valuation to BFA; and

(11)	Publish basket to NSCC [(or as designated by BFA by market value)] on each day on which trading occurs on the primary exchange on which the BFA Recipient’s shares trade.

(B)	Financial Reporting.

Provider shall provide the following financial reporting services for the BFA Recipient:

(1)	Financial Statement Preparation & Review

(2)	Prepare financial statements for the BFA Recipient;

(3)	Prepare the BFA Recipient’s periodic shareholder reports, including certain information furnished by the BFA Recipient to Provider, as required pursuant to the Exchange Act; and

(4)	Prepare, circulate and maintain the BFA Recipient’s financial reporting production calendar;

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(C)	Fund Administration.

Provider shall provide the following fund administration services for the BFA Recipient:

(1)	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of BFA Recipient approved invoices;

(2)	Calculate BFA Recipient approved income and per share amounts required for periodic distributions to be made by the BFA Recipient;

(3)	Calculate total return information;

(4)	Coordinate the BFA Recipient’s annual audit;

(5)	Supply various normal and customary portfolio and BFA Recipient statistical data as requested on an ongoing basis; and

(6)	Provide information as requested to support tax reporting

(iii)

In performing the Fund Administration and Accounting Services hereunder, Provider shall at all times act in conformity with and informed by: (i) the BFA Recipients’ Declaration of Trust or Articles of Incorporation (or other formation document) and by-laws (or similar document), as the same may be amended from time to time; (ii) the investment objectives, policies, restrictions and other practices set forth in the BFA Recipients’ registration statements (or other offering documents), as the same may be amended from time to time; and (iii) all applicable requirements of the Provider Laws.

(b)

Written Procedures. Written procedures applicable to the Fund Administration and Accounting Services and other Services to be performed hereunder may be established from time to time by mutual agreement of the Parties.

4.2	Digital Asset Related Information and Additional Reliances by Provider.

(a)

Provider shall calculate the BFA Recipient’s Net Asset Value in the manner described in the Prospectus. The method of valuation of Digital Assets or other assets and the method of computing the Net Asset Value shall be as set forth in the then currently effective Prospectus of the BFA Recipient. To the extent the description of the valuation methodology of Digital Assets, or computation of Net Assets Value as specified in the BFA Recipient’s then currently effective Prospectus is at any time inconsistent with any Laws, the BFA Recipient shall promptly so notify Provider in writing and thereafter shall either furnish Provider at all appropriate times with the values of such Digital Assets, and Net Asset Values, or instruct Provider in writing as to the appropriate valuation methodology to be employed by Provider to compute Net Asset Values in a manner that the BFA Recipient then represents in writing to be consistent with all applicable Laws. The BFA Recipient may also from time to time deliver to Provider a Proper Instruction to compute the Net Asset Values in a manner other than as specified in this Agreement (such Proper Instruction, a “Manager Mark”). By giving any Manager Mark, the BFA Recipient shall be deemed to have represented that such instruction is consistent with all applicable Laws and the then currently effective Prospectus. Provider shall have no duty, responsibility or obligation to validate, confirm, reconcile or otherwise verify any Manager Marks provided to Provider by or on behalf of the BFA Recipient in respect of Digital Assets or any other asset held by the BFA Recipient including, without limitation, any Manager Marks furnished by BFA or any BFA Affiliate. Provider shall have no responsibility for monitoring the BFA Recipient’s portfolio or investments to determine whether the BFA Recipient is in compliance with its investment objectives, guidelines and restrictions.

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(b)

At any time and from time to time, the BFA Recipient may, if consistent with and to the extent permitted by the Prospectus, furnish Provider with bid, offer, index price, market values of assets or Manager Marks of Digital Assets and instruct Provider to use such information in its calculations hereunder. Provider shall, in its sole discretion during the Term, engage pricing or other similar service providers reasonably selected by Provider in connection with Provider’s provision of services hereunder; provided; however, and notwithstanding the foregoing, Provider shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers, index providers or specialists, in each case, as described in the Prospectus.

(c)

In the event Provider’s computations hereunder rely, in whole or in part, upon information, including (i) bid, offer, index price, or market values of assets, or accruals of interest or earnings thereon, from an Authorized Data Source, or (ii) prices or values supplied by the BFA Recipient or by Authorized Data Sources described in the Prospectus, Provider shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Provider shall not be required to inquire into any valuation of Digital Assets or other assets by the BFA Recipient or any third party described above, even though Provider in performing Services similar to the Services provided pursuant to this Agreement for others may receive different valuations of the same or different assets.

(d)

Provider, in performing the Services, shall be entitled to rely fully, without inquiry, on the accuracy and validity of any and all Proper Instructions, Manager Marks, explanations, information, specifications and documentation furnished to it by or on behalf of BFA or a BFA Recipient or any Third Party Provider, including the BFA Recipient’s Digital Asset custodian, and shall have no duty or obligation to review the accuracy, validity or propriety of such Proper Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of Digital Assets or any other asset.

5.	TRANSFER AGENCY RELATED COVENANTS

5.1

Terms of Appointment. Each BFA Recipient hereby employs and appoints Provider to act, and Provider agrees to act, as transfer agent for each BFA Recipient’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each BFA Recipient (“Shareholders”) and set out in the then currently effective prospectus(es) and statement(s) of additional information (or similar document), as each may be amended from time to time (the “Prospectus”), of each BFA Recipient, including without limitation, any periodic investment plan or periodic withdrawal program.

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5.2	Purchases and Redemptions.

(a)

Generally. Provider will duly process requests to purchase and redeem Shares of each BFA Recipient in accordance with the provisions of Schedule 1-A (Service Levels), which shall include the following activities:

(i)	Perform and facilitate the performance of purchases and redemption of Creation Units;

(ii)	Prepare and transmit by means of DTC’s book entry system payments for dividends and distributions on or with respect to the Shares, if any, declared by the BFA Recipient;

(iii)	Maintain the record of the name and address of the DTC and the number of Shares issued by the BFA Recipient and held by the DTC and the creation and redemption activity of each Authorized Participant;

(iv)

Record the issuance of Shares of the BFA Recipient and maintain a record of the total number of Shares of the BFA Recipient which are outstanding and authorized, based upon data provided to it by the BFA Recipient. Provider shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the BFA Recipient.

(v)

Prepare and transmit to the BFA Recipient and BFA and to any applicable securities exchange (as specified to Provider by the BFA Recipient or its administrator) information with respect to purchases and redemptions of Shares;

(vi)	On days that the BFA Recipient may accept orders for purchases or redemptions, calculate and transmit to the Distributor and the BFA the number of outstanding Shares;

(vii)

On days that the BFA Recipient may accept orders for purchases or redemptions (pursuant to an Authorized Participant Agreement), transmit to Provider, the BFA Recipient and DTC the amount of Shares purchased or redeemed on such day;

(viii)	Confirm to DTC the number of Shares issued to the DTC, as DTC may reasonably request;

(ix)	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x)	Extend the voting rights to the DTC for extension by DTC to Shareholders and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

(xi)

Distribute or maintain, as directed by the BFA Recipient, amounts related to purchases and redemptions of Creation Units, dividends and distributions, variation margin on derivative securities and collateral;

(xii)	Maintain those books and records of the BFA Recipient specified by the BFA Recipient as set forth in Section 5.2(a)(xxi) below;

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(xiii)

Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant (as defined in each Authorized Participant Agreement) purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

(xiv)

Receive from the trustee, or BlackRock Investments, LLC (“BRIL”), an affiliate of the trustee, or from its agent, purchase orders from Authorized Participants for Creation Units of Shares received in good form and accepted by or on behalf of the BFA Recipient by the trustee or BRIL, transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of the BFA Recipient and hold such Shares in the account of DTC for the Shares of the BFA Recipient;

(xv)

Receive from the trustee, or BRIL, Authorized Participant redemption requests, deliver the appropriate documentation thereof to the BFA Recipient’s sponsor or trustee with respect to redemptions, provide asssitance for BRIL to generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders redeem the appropriate number of s Shares of the BFA Recipient held in the account of the DTC for the Shares of the BFA Recipient; and

(xvi)	Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant.

(xvii)

The BFA Recipient and/or BFA will be responsible for confirming the receipt of assets in connection with creation activity and the withdrawal of assets in connection with redemption activity prior to the creation or redemption of Creation Units by Provider. Provider has no responsibility to independently verify the accuracy of such information provided to it by the BFA Recipient.

(xviii)

Except as otherwise instructed by the BFA Recipient, Provider shall process all transactions for the BFA Recipient in accordance with the policies and procedures mutually agreed upon between the BFA Recipient and Provider with respect to the proper Net Asset Value to be applied to creation orders received in good order by Provider before any cut-offs established by the BFA Recipient, and such other matters set forth in items (i) through (xvi) above as these policies and procedures are intended to address.

(xix)

Provider may maintain and manage, as agent for the BFA Recipient, such accounts as Provider shall deem necessary for the performance of its duties under this Agreement, including, but not limited to, the processing of Creation Unit purchases and redemptions; and the payment of dividends and distributions. Provider may maintain such accounts at financial institutions deemed appropriate by Provider in accordance with applicable law.

(xx)

In addition to the services set forth above, Provider shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of BFA Recipient at DTC, maintaining the items set forth in the section immediately below, and performing such services identified in each Authorized Participant Agreement.

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(xxi)	Books and Records to be Maintained by Provider in Connection with Transfer Agency Services:

(A)	Source Documents requesting Creations and Redemptions (including dates and times of orders)

(B)	Correspondence/Authorized Participant Inquiries

(C)	Reconciliations, bank statements, copies of canceled checks, cash proofs

(D)	Daily/Monthly reconciliation of outstanding Shares between the BFA Recipient and DTC

(E)	Dividend Records

(F)	Year-end Statements and Tax Forms

(G)	Provider shall maintain books on which the registered ownership of each Share and transfers, if any, of such registered ownership shall be recorded.

(b)

Suspended or Discontinued Sale. Provider shall not be required to issue any Shares of a BFA Recipient where it has received a written instruction from the BFA Recipient (or BFA, on behalf of the BFA Recipient) or written notification from any appropriate federal or state authority that the sale of the Shares of the BFA Recipient in question has been suspended or discontinued, and Provider shall be entitled to rely upon such written instructions or written notification.

(c)

BFA Responsibilities. The BFA Recipient or its agent (which may be Provider or its Affiliate) will notify Provider of the declaration of any dividend or distribution. The BFA Recipient or its agent (which may be Provider or its Affiliate) shall furnish to Provider Proper Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per share to Shareholders of record as of such record date and the total amount payable to Provider on the payment date.

(d)

Withholding of Payment. If Provider shall not receive sufficient cash to make payment to all Shareholders of the BFA Recipient as of the record date, the Proper Instruction referred to in Section 5.2(b) shall be deemed to be suspended until such time as Provider shall have received sufficient cash to make payment to all Shareholders of the BFA Recipient as of the record date. BFA and each BFA Recipient hereby acknowledges and agrees that Provider shall have no duty, responsibility or obligation with respect the facilitation of or the provision or performance of any services relating to, or in respect of, the receipt of and acceptance of payments for the purchase of Shares made by Authorized Participants in the form of Digital Assets and Provider shall have no duty, responsibility, or obligation in respect of the disbursement of any Digital Assets to any Authorized Participants including, but not limited to, as a form of redemption payment.

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(e)

Taxes. It is understood that the trust is considered a “non-mortgage widely held fixed investment trust” for U.S. federal income tax purposes and Provider shall annually furnish a grantor trust tax reporting statement pursuant to Treasury Regulation Section 1.671-5. Provider shall withhold such taxes, penalties or other sums as are required to be withheld by applicable Provider Laws.

(f)	Written Procedures. Written procedures applicable to the Services to be performed hereunder may be established from time to time by mutual agreement of the Parties.

5.3	Covenants of Provider.

(a)

Provider hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the BFA Recipient for safekeeping of BFA and BFA Recipient signature imprinting functions (e.g., signature stamps, electronic signatures), if applicable; and for the preparation or use, and for keeping account of, such signatures.

(b)

In case of any requests or demands for the inspection of the Shareholder records of the BFA Recipient, Provider will endeavor to notify the BFA Recipient and to secure instructions from an authorized officer of the BFA Recipient as to such request or demand. Provider reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.

(c)

Provider shall promptly notify the BFA Recipients in the event its registration as a transfer agent as provided in Section 17A(c) of the Exchange Act is revoked or if any proceeding is commenced before the SEC that may lead to such revocation.

(d)

Provider shall at all times act in conformity with and be informed by: (i) the BFA Recipients’ Declaration of Trust or Articles of Incorporation (or other formation document) and by-laws (or similar document), as the same may be amended from time to time; (ii) the investment objectives, policies, restrictions and other practices set forth in the BFA Recipients’ Prospectus(es), as the same may be amended from time to time, which amendments shall be provided to Provider promptly after such amendments become effective; and (iii) all applicable requirements of the Securities Act, the Exchange Act, the USA PATRIOT Act of 2001, as amended, and any other laws, rules and regulations of Governmental Authorities with jurisdiction over Provider and all Provider Laws, as such may be applicable to the provision of Transfer Agency Services by Provider.

6.	PERFORMANCE; SERVICE LEVELS

6.1

Standard of Care. Provider will perform the Services (including in selecting, retaining and using Subcontractors) in a manner that meets the following standards of performance (collectively, the “Standard of Care”) as applicable to each:

(a)

with the exercise of that level of care at least at the same standard of care as Provider provides for itself and/or its Affiliates with respect to similar services, and without the exercise of any Bad Acts;

(b)	in a manner reasonably designed to satisfy Provider’s obligations under this Agreement; and

(c)	with the skill and care that may reasonably be expected of a first class international financial services provider of asset processing and related services.

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6.2

Service Levels. Subject to the terms and conditions of this Agreement, each Party will perform its obligations under the Service Level Schedules and cause its third party providers to do likewise. Provider and the applicable BFA Recipients (or BFA, on behalf of the BFA Recipients) may agree, from time to time, to replace Key Performance Indicators with other Service Levels to be treated as such.

6.3	Performance Issues.

(a)	Provider Non-Performance.

(i)

If Provider becomes aware of a situation where it has failed or reasonably expects to fail (or a Subcontractor has failed or reasonably expects to fail) to comply with the Service Levels, or otherwise with its other obligations under this Agreement in any material respect, Provider will promptly inform the applicable Authorized Person of such situation, the situation’s impact or expected impact and Provider’s action plan to minimize or eliminate such impact.

(ii)

Provider will promptly notify such Authorized Person upon becoming aware of any circumstances that may reasonably be expected to jeopardize the timely and successful completion or delivery of any Service, Project or deliverable.

(iii)	Provider will inform such Authorized Person of any steps Provider is taking or will take to minimize, eliminate or remediate such impact, and the projected actual completion (or delivery) time.

(b)	BFA Recipient Non-Performance.

(i)

If a BFA Recipient becomes aware of a situation where it has failed or reasonably expects to fail (or a Third Party Provider has failed or reasonably expects to fail) to comply with its obligations hereunder in any material respect, such BFA Recipient will promptly inform Provider of the situation’s impact or expected impact.

(ii)

Provider will use Commercially Reasonable Efforts to perform its obligations on time and to prevent or circumvent such problem or delay, notwithstanding such BFA Recipient’s (or its Third Party Provider’s) failure to perform.

(c)	Service Failures.

(i)

To the extent Provider experiences a problem or delay in providing the Services, Provider will promptly notify the applicable Authorized Person and use Commercially Reasonable Efforts to continue performing the Services in accordance with the Service Levels.

(ii)	The BFA Recipients will use Commercially Reasonable Efforts to mitigate the impact of Provider’s non-performance to the extent the problem or delay relates to matters described in Section 6.3(b)(i).

(iii)

If Provider is unable to meet its obligations under this Agreement as a result of the matters described in Section 6.3(b)(i), Provider’s non-performance of the affected Services will be excused to the extent that Provider provides the affected BFA Recipients with reasonable notice of such non-performance and uses Commercially Reasonable Efforts to perform notwithstanding such BFA Recipient’s failure to perform.

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(iv)	Material costs incurred by either Party in the event of a delay or failure for reasons outside of the control of the Parties will be allocated as agreed between the Parties.

(d)

Resource Reprioritization. If Provider becomes aware of a situation where it has failed or reasonably expects to fail (or a Subcontractor has failed or reasonably expects to fail) to comply with the Service Levels, or otherwise with its other obligations hereunder, Provider will use Commercially Reasonable Efforts to reprioritize or reset the schedule for Provider Personnel’s existing work activities without impacting the established schedule for other tasks or the performance of the Services in accordance with the Standard of Care. If an impact cannot be avoided, Provider will promptly notify the applicable Authorized Person of the anticipated impact.

6.4

Adjustments. At least annually the Parties will review the Service Levels and will make adjustments to them as appropriate to reflect changing business priorities or improved performance capabilities associated with advances in technology and methods used to perform the Services.

6.5

Additional BFA Recipients. If additional series of exchange-traded products in addition to those listed in Exhibit A hereto are established and BFA, on behalf of such series, desires to have Provider render Custody Services, Fund Administration and Accounting Services and/or Transfer Agency Services under the terms of this Agreement, it shall so notify Provider in writing, and if Provider agrees in writing to provide such Services, such series of exchange‑traded products shall each become a BFA Recipient hereunder and Exhibit A shall be appropriately amended. Schedule 1-C (Commercial Terms Schedule) will be amended as necessary if any classes are added to any BFA Recipient.

7.	PROVIDER PERSONNEL; USE OF LOCATIONS

7.1

Provider Personnel. “Provider Personnel” means all of the employees of Provider and Provider Affiliates who perform any Services. A BFA Recipient may request, and Provider will furnish, a staffing plan regarding Provider Personnel for a Service at any time during the Term.

(a)	Qualifications. All Provider Personnel must be:

(i)	suitable and fully trained (including satisfying relevant regulatory training and competence requirements);

(ii)	properly supervised and subject to well-defined operating procedures;

(iii)	familiar with the products of the applicable BFA Recipient and the applicable regulatory requirements to the extent reasonably necessary for the performance of the applicable function; and

(iv)	available upon reasonable prior notice when required by a BFA Recipient for training.

(b)

Advisements. Provider acknowledges and agrees that, in the course of providing the Services, Provider Personnel may have access to, or acquire, knowledge of confidential, proprietary or sensitive information regarding the BFA Recipients or clients or other parties with whom the BFA Recipients have a relationship. Provider will advise such Provider Personnel of the standards imposed upon them with respect to the Services they render pursuant to the terms of this Agreement, which advisement may occur through, among other things, general policies (e.g., standard of conduct) of Provider that are applicable to Provider Personnel.

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(c)

Agreements. Provider shall at all times have in place with all Provider Personnel agreements (either directly or indirectly through their respective employers): (i) with respect to confidentiality, the scope of which includes BFA Confidential Information and which contains confidentiality obligations consistent with Provider’s obligations under this Agreement; and (ii) respecting Intellectual Property Rights as necessary for Provider to fulfill its obligations under this Agreement. This obligation with respect to Provider Personnel may be fulfilled through Provider’s general policies (e.g., Provider standard of conduct) in effect from time to time, provided that such general policies are consistent with the requirements set forth herein.

(d)

Compliance with Code of Conduct. Provider will at all times through the Term maintain a code of conduct applicable to its personnel and enforce such code of conduct. Upon request by BFA or any BFA Recipient, Provider will provide a copy of such code of conduct to BFA or the applicable BFA Recipient.

(e)

Background Checks. Provider will maintain as part of its standard hiring practices a requirement to perform background checks with respect to Provider Personnel and Contract Workers and for its Subcontractors to perform background checks in accordance with applicable Law. To the extent permitted under applicable Law, Provider will conduct adequate background screenings based on FDIC guidelines, federal bonding requirements and any other applicable regulatory requirements on all Provider Personnel and Contract Workers who will provide Services to the BFA Recipients that, subject to any local Law restrictions or requirements, at a minimum address criminal and sanctions searches, and, for personnel in the United States, fingerprinting and drug testing as applicable given the nature of an individual’s position and role, in accordance with applicable Law. Provider will not assign to any BFA matter, any individual (i) that has been convicted of a crime involving dishonesty, breach of trust or money laundering, or (ii) is disqualified in accordance with FDIC guidelines. Provider or its Subcontractor will conduct pre-employment screenings of all new Provider Personnel and Contract Workers who will provide Services to the BFA Recipients in a manner consistent with Provider’s pre-employment screening policies and procedures. Upon BFA’s request, Provider will provide to BFA a summary of Provider’s hiring practices and pre-employment screening policies and procedures (including the typical background checks), for each location from which the Services (other than shared or centralized custody functions within Provider or technology infrastructure, development or support) are performed.

(f)	Resource Sufficiency; Reductions.

(i)

On a semi-annual basis (or at such frequency otherwise agreed to by the Parties), Provider will provide a report to the BFA Recipients indicating the headcount for Provider Personnel who are providing Services generally during the prior period. Such reports will reflect how resourcing is allocated across each function and provide status updates on any previously agreed to changes that are in process.

(ii)

During meetings on a semi-annual basis (or at such frequency otherwise agreed by the Parties), the Parties will discuss any concerns that the BFA Recipients may have with respect to any turnover and, as applicable, the plans of Provider to address excessive turnover, and the status of Provider’s implementation of such plans.

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(iii)	Provider will notify the BFA Recipients prior to implementing any plan to materially decrease its staffing of the Services.

(g)

Replacement. Any BFA Recipient may request that Provider reassign any Provider Personnel from the team that provides Services to such BFA Recipient on any lawful grounds. Provider will consider the input of such BFA Recipient when determining, at its sole discretion, whether to reassign such Provider Personnel. The timing for transfer, reassignment or replacement of Provider Personnel will be closely coordinated with the requirements for timing and other elements of the Services so as to maintain continuity in the performance of the Services.

(h)

Immigration. Each Party is responsible for handling and processing all immigration and employment-related issues and requirements (including processing visas and ensuring compliance with all applicable Laws) arising in connection with its personnel, and the other Party will not be required to participate in any such immigration or visa activities.

(i)	Non-Disclosure of Service Relationship.

(i)

Generally. During the Term, Provider (including its Affiliates and their personnel) will refrain from directly or indirectly publicly naming BFA, any BFA Recipient, or any of their products as customers of the Services in any marketing or advertising campaigns (including, without limitation, in any press release) without BFA’s or such BFA Recipient’s prior consent.

(ii)	Remediation. Provider will make reasonable efforts to promptly remediate any violation, including, if so requested by a BFA Recipient, by affirmatively retracting prohibited disclosures.

(iii)

Exceptions. Disclosures that would otherwise be prohibited under this Section 7.1 will be permitted if Provider determines based on advice of counsel, such disclosures are necessary for Provider to fulfill legal obligations or regulatory requirements. In addition to any other permitted disclosures, Provider will be permitted to disclose the identity of BFA or a BFA Recipient as a client (A) internally at Provider and Affiliates thereof (such permitted internal disclosure shall extend to Subcontractors), (B) in response to specific questions posed to Provider by securities analysts or institutional investors, (C) in any Provider RFP response, (D) in a list of representative clients in individual client presentations, or (E) upon consent of BFA, which will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Provider is permitted to include information with respect to the Services when Provider provides aggregated, non-client-specific statistics with respect to the scope of its overall industry servicing, including, without limitation, assets under custody and assets under administration.

7.2	Key Provider Positions.

(a)

Prior Notice of Removal/ Replacement. Provider shall not remove or replace with any other person, any individual serving in a Key Provider Position without providing prior notice to the BFA Relationship Manager unless such person in a Key Provider Position is being terminated or suspended and notification is not practicable under the circumstances.

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(b)

BFA Review. Before assigning an individual to a Key Provider Position, whether as an initial assignment or as a replacement, Provider will: (i) notify the affected BFA Recipients of the proposed assignment; (ii) specify how long that individual has been employed by Provider; (iii) at a BFA Recipient’s request, introduce the individual to appropriate representatives of such BFA Recipient; and (iv) consult with such BFA Recipient prior to implementing such assignment. A BFA Recipient may reasonably request different or additional Key Provider Positions during the Term, and Provider will comply with such requests except as prohibited by applicable Laws. The Parties may agree upon other conditions relating to Key Provider Positions from time to time.

(c)

Governance Positions. The Parties will establish a governance structure for the provision of Services to the BFA Recipients in accordance with the governance procedures set forth in Exhibit C and will consult with one another with respect to the appointment of persons to the positions for internal face-off on day‑to-day matters. Each of Provider and the BFA Recipients, in its sole discretion, will make the final determination with respect to persons appointed on its behalf.

7.3	Subcontractors.

(a)

Notice and Approval. Provider will provide thirty (30) days’ prior written notice (in accordance with Section 25.9) to any affected BFA Recipient of Provider’s intention to subcontract any of its obligations hereunder, except in connection with any Permitted Delegation. Provider will not under any circumstances subcontract any obligations hereunder, other than: (i) Permitted Delegations; and (ii) non-Core Services or auxiliary services that facilitate the Services which are a part of Provider’s platform (e.g., document warehousing and retrieval, print services, etc.), as otherwise permitted hereunder. Such notice will identify the proposed Subcontractor, and except with respect to any Permitted Delegation, Non-Core Services or auxiliary services, such BFA Recipient may reject any proposed Subcontractor if BFA, on behalf of any BFA Recipients, is not reasonably satisfied that (A) the Subcontractor’s personnel are suitably qualified, trained and supervised and/or (B) Provider’s arrangement with such Subcontractor satisfies the requirements set forth in this Agreement. Upon request therefor, Provider shall provide the BFA Recipients with a list of its global Subcontractors.

(b)	Subcontractor Services.

(i)

Except as expressly provided otherwise under this Agreement, Provider will remain responsible for obligations, services and functions performed by, and other acts or omissions of, its Subcontractors and their employees to the same extent as if these obligations, services and functions were performed by Provider, regardless of whether a BFA Recipient has exercised its right to reject Provider’s use of any proposed Subcontractor, as applicable.

(ii)	Provider will be the sole point of contact for each BFA Recipient with respect to Subcontractors.

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(iii)

Provider represents and warrants that, with respect to each existing or proposed Subcontractor of a material portion of the Services, it has (or will have) a due diligence and third party oversight program that meets regulatory requirements under Provider Laws and that Provider, acting reasonably, has determined is appropriate in light of the nature of the services performed by the Subcontractor and the nature of the information relating to Provider’s customers or a BFA Recipient’s customers that the Subcontractor is Processing or expected to be Processing. This due diligence includes and shall include, but not be limited to, matters relating to data security, technology recovery, and personnel background screening appropriate to the nature of sub-contracted Services, and Provider shall take appropriate action with respect to adverse findings arising out of its due diligence and other oversight. Provider shall, upon request, meet with BFA to discuss its due diligence and oversight program, both in general and, subject to any confidentiality provisions in the relevant subcontract, with respect to any given Subcontractor of a material portion of the Services.

(iv)

Provider will require that all Subcontractors and Permitted Delegations maintain policies and procedures with regard to confidentiality, data protection, compliance with Law, and security that are reasonably designed in light of the services being performed or information being Processed (including hosting, maintaining or accessing BFA Data). The Subcontractor and Permitted Delegations will be required to meet reasonably designed standards that are substantially similar in the aggregate to the policies and procedures required for Provider hereunder and applicable to Provider Personnel to the extent appropriate given the Services being performed and BFA Data being processed.

(v)

Provider will be responsible for providing BFA, each BFA Recipient, and their respective regulators with copies of records relating to the Subcontractor’s and , Permitted Delegation’s performance of its services with respect to the Services as may be reasonably necessary for BFA, the BFA Recipients and the regulators to exercise the audit and oversight rights contemplated by this Agreement. Subject to applicable Law and to the extent practicable and appropriate, in the context of the Services being subcontracted, Provider also shall use Commercially Reasonable Efforts upon request to obtain the Subcontractor’s and Permitted Delegation’s consent to allow BFA and its regulators direct (with Provider involvement) review and audit rights of such Subcontractors and Permitted Delegations.

7.4

Service Locations. The Services (other than shared or centralized custody functions within Provider or technology infrastructure, development or support) will be provided initially from locations identified by Provider as of the Effective Date. In conjunction with the audit processes described in Section 17, Provider will meet with BFA annually at an agreed upon date to review how the Services are provided from various locations and to address any inquiries BFA may have with respect thereto. Provider will provide from time to time upon request from BFA an updated list containing information regarding the locations from which the various components of the Services are provided. Additionally, Provider shall not perform any part of the Services in a country other than the countries identified by Provider as of the Effective Date as being locations from which the Services will be provided (a “New Country Location”) unless, notwithstanding applicable Law in that country, Provider is able to comply with the requirements of this Agreement relating to protection of BFA Data, including the requirements set forth in Exhibit D. Provider shall consult with BFA in advance of performing a material part of the Services in a New Country Location and provide reasonable assurances to BFA of its ability to comply with those requirements. Furthermore, Provider shall not transfer a material part of the Core Services to a location outside the United States of America without BFA’s prior approval, which approval shall not be denied if BFA is reasonably satisfied that the personnel who will be providing the Core Services so transferred will be suitably qualified, trained and supervised. In this regard, if BFA does not object within sixty (60) days from its receipt of notice of the proposed transfer of the Core Services, BFA will have been deemed to have consented to any such proposed changes. Notwithstanding the foregoing, consistent with Provider’s business continuity planning, Provider may in its sole discretion without advance notice use a different location to provide Services if Provider determines such action is necessary or prudent to prevent business disruption.

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8.	BFA RESPONSIBILITIES; RELIANCE ON INFORMATION

8.1	BFA Obligations.

(a)

Other than breaches by a BFA Recipient of its obligations to indemnify or adhere to obligations with respect to confidentiality or the use or protection of Provider’s Intellectual Property Rights, or failure by a BFA Recipient (or BFA, on behalf of a BFA Recipient), to pay undisputed amounts when due, the failure of a BFA Recipient to perform any of its responsibilities will not be deemed a breach of this Agreement solely for the purposes of determining Provider’s rights to terminate or suspend Services under this Agreement.

(b)	Subject to Sections 6.3 and 8.1(a) above, the BFA Recipients will:

(i)	perform, and cause Third Party Providers to perform, as required hereunder;

(ii)	give Provider such Proper Instructions as Provider reasonably requests to enable Provider to fulfill its duties and obligations hereunder;

(iii)	provide, and cause Third Party Providers to make available, information and data to Provider as reasonably required for Provider to be able to perform its obligations hereunder; and

(iv)	use commercially reasonable review and control procedures that are designed to ensure that:

(A)

all trade instructions delivered to Provider are duly authorized and comply with applicable Laws and internal compliance procedures, policies and investment restrictions applicable to such BFA Recipients; and

(B)	information and data provided by the BFA Recipients is accurate.

(c)

Except as otherwise provided herein, the BFA Recipients (or BFA, on behalf of the applicable BFA Recipients) will bear all expenses incurred by such BFA Recipients’ operation of their businesses. Notwithstanding the foregoing, BFA and the BFA Recipients will not be responsible for the cost of any conversions to Provider systems or changes required to be made to BFA Technology in order to accommodate such conversions, except to the extent such a Change is expressly requested to be accelerated or otherwise modified in any material respect by BFA or a BFA Recipient and with the agreement of BFA.

(d)	Deemed Representations and Warranties.

(i)

To the extent Provider is required to give (or is deemed to have given) any representation or warranty to a third party relating to any BFA Recipient in order to complete the relevant transaction in connection with the issuance or transmission of trade notifications, confirmations and/or settlement instructions, whether using facsimile transmission, industry messaging utilities and/or the proprietary software of Third Party Providers, clearing agencies, depositories and other securities systems, such BFA Recipient will be deemed to have made such representation or warranty to Provider, except to the extent that any breach or alleged breach of such representation or warranty results from Provider’s failure to perform its obligations hereunder in accordance with the Standard of Care.

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(ii)

To the extent that Provider is required to give (or will be deemed to give) any such representation or warranty relating to the BFA Recipients other than in accordance with normal market practices, it will notify and obtain the written consent of the BFA Recipients (or BFA, on behalf of the BFA Recipients) in advance of giving such representation or warranty.

(iii)	Provider will provide each BFA Recipient with a quarterly report setting forth all actions taken on behalf of such BFA Recipient under this Section 8.1(d).

(e)	Proper Instructions.

(i)

Provider will follow such authentication procedures as may be agreed upon with each BFA Recipient from time to time for purposes of verifying that purported Proper Instructions have been originated by an Authorized Person. The applicable BFA Recipient will cause all instructions to comply with such agreed upon procedures and shall cause oral instructions to be promptly confirmed in writing. Oral instructions may be accepted by Provider if it reasonably believes them to have been originated by an Authorized Person.

(ii)

The BFA Recipients acknowledge that the authentication procedures agreed to by the Parties are intended to provide a commercially reasonable degree of protection against unauthorized transactions of certain types and that such authentication procedures are not designed to detect errors. Such procedures may include the introduction of security codes or passwords in order that Provider may verify that electronic transmissions of instructions have been originated by an Authorized Person. Any purported Proper Instruction received by Provider in accordance with an agreed upon authentication procedure will be deemed to have originated from an Authorized Person and will constitute a Proper Instruction hereunder for all purposes.

(iii)

Provider will use Commercially Reasonable Efforts to act upon and comply with any subsequent Proper Instruction that modifies a prior instruction, but cannot guarantee that such efforts will be successful in the event that it has already acted upon the original Proper Instruction.

(iv)

Provider’s sole obligation with respect to any written Proper Instruction that is intended to confirm a prior oral instruction shall be to use Commercially Reasonable Efforts to detect any discrepancy between the original instruction and such confirmation in a manner consistent with the Standard of Care and to report such discrepancy to such BFA Recipient. Such BFA Recipient will be responsible, at its expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and, to the extent such action requires Provider to act, such BFA Recipient will give Provider specific Proper Instructions as to the action required.

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(v)

An appropriate officer of each BFA Recipient will maintain on file with Provider his or her certification to Provider, of the names, powers and signatures of the Authorized Persons. If there is any change in the information set forth in the most recent certification on file (including, without limitation, any person named in the most recent certification who is no longer an Authorized Person as designated therein), an appropriate officer of the applicable BFA Recipient will sign a new or amended certification that will include any additional or omitted names, signatures or powers. Provider will be entitled to rely and act upon any request, direction, instruction, or certification in writing that is signed by an Authorized Person of a BFA Recipient who is named in the most recent certification given to Provider by BFA (only with respect to such BFA Recipient). Any request, direction, instruction, or certification in writing signed by an Authorized Person of the BFA Recipient shall remain in effect only until such time as Provider has had a reasonable opportunity to begin to act upon the immediately subsequent request, direction, instruction, or certification in writing signed by an Authorized Person of the BFA Recipient.

(vi)	If and subject to appropriate security procedures agreed by the Parties, Proper Instructions may include communication effected directly between electromechanical or electronic devices.

(vii)

Provider will have no obligation to act in accordance with purported Proper Instructions to the extent Provider reasonably believes that they conflict with the terms of this Agreement or applicable Law; provided, however, that Provider will have no obligation to ensure that any instruction received by it would not contravene any of the terms of this Agreement or any such Law.

(viii)

Provider will provide the relevant BFA Recipient with prompt notification if it decides not to act in accordance with purported Proper Instructions and such notice will specify the reasons for its determination.

(ix)

If the Parties are in disagreement with respect to the existence of such a conflict, the dispute will be escalated in accordance with the dispute resolution procedures under Section 23, except that the Parties agree to accelerate the timeframes therein.

(f)	Signature Authority.

(i)

Each BFA Recipient will appoint Provider as its authorized signatory for the limited purpose of signing communications issued by Provider on behalf of and in the name of such BFA Recipient in connection with the discharge by Provider of its duties hereunder.

(ii)

Provider will exercise the foregoing authority in each instance by one of the following methods: (A) application of the facsimile signature of an authorized employee of any BFA Recipient, as the same may be provided by such BFA Recipient from time to time; (B) manual signature of a Provider employee authorized to act on behalf of such BFA Recipient; or (C) as otherwise agreed by the Parties from time to time.

(iii)	The Parties will at all times maintain an updated list of Provider Personnel authorized to exercise the signature authority conferred hereby.

(iv)

The authority of Provider granted under this Section 8.1 will commence and be in full force and effect as of the Effective Date, and such authority will remain in force and be binding up to the time of the receipt by Provider of a written revocation of said authority and reasonable opportunity to act thereon or the termination or expiration of this Agreement.

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(v)	Provider will provide each BFA Recipient with a quarterly report setting forth all actions taken on behalf of such BFA Recipient under this Section 8.1(f).

8.2	Reliance on Information.

(a)

In the course of discharging its duties hereunder, Provider may act in reasonable reliance on the data and information provided to it by or on behalf of a BFA Recipient or by any persons authorized by a BFA Recipient including, without limitation, any Third Party Providers or Authorized Data Sources, provided such data or information does not conflict with Proper Instructions.

(b)

Provider will perform certain reconciliations, variance or tolerance checks or other specific forms of data review: (i) as specified herein; and (ii) in a manner consistent with all applicable procedures of Provider. Except as provided in the preceding sentence, Provider will have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of, any data or information provided by any BFA Recipient, any persons authorized by any BFA Recipient or any Third Party Providers, including, without limitation, any Authorized Data Sources or Authorized Persons. Provider will promptly notify the relevant BFA Recipient if it becomes aware that any information received by it is incomplete, inaccurate or insufficient in a material respect, or in the event of a failure or delay by any person to provide information required by Provider to discharge its duties hereunder.

8.3	Digital Asset Acknowledgements.

(a)

Each BFA Recipient acknowledges that the Services will under no circumstances include any service, function or activity that would constitute a “virtual currency business activity” for purposes of regulations issued by the Superintendent of the New York State Department of Financial Services (23 N.Y.C.R.R. Part 200).

(b)

Each BFA Recipient acknowledges that the BFA Recipient will be solely responsible for ensuring that the Services are suitable for the BFA Recipient’s intended purpose, including without limitation, ensuring and verifying that such Services, and BFA Recipient’s use thereof, will comply with Digital Asset Laws. Each BFA Recipient acknowledges and agrees that the Services provided by Provider pursuant to this Agreement are not intended to, and do not constitute, the performance of any oversight or supervisory function required by such Digital Asset Laws. Nothing contained herein, expressed or implied, is intended or shall be construed to confer upon Provider any duty or obligation to ensure that the BFA Recipeint or any related entities are acting in compliance with any Digital Asset Laws.

9.	FEES, INVOICING AND PAYMENT

9.1	Fees.

(a)

For the Services rendered pursuant to Article 3, Article 4 or Article 5, the BFA Recipient (or BFA, on behalf of the BFA Recipient) agrees to pay to Provider the fees and expenses set forth in Schedule 1-C (Commercial Terms Schedule) to this Agreement (the “Fees”). Unless otherwise agreed in Schedule 1-C (Commercial Terms Schedule), Provider will be responsible for the compensation of all Subcontractors and its other agents (in each case, to the extent selected by Provider).

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(b)

The applicable BFA Recipient (or BFA on behalf of the applicable BFA Recipient), will not be required to pay Provider any amounts for or in connection with performing the Services and fulfilling Provider’s obligations hereunder other than the Fees and any amounts that Provider is expressly permitted to charge under the terms of this Agreement.

(c)

Except as Provider and the applicable BFA Recipients may otherwise agree, amounts payable with respect to a Project or Change will be payable upon acceptance by such BFA Recipients in accordance with applicable acceptance testing procedures, if any.

9.2	Expenses.

(a)

Provider acknowledges and agrees that expenses that it incurs in performing the Services (including travel and lodging, document reproduction and shipping, and long distance telephone) are included in the charges and rates in Schedule 1-C (Commercial Terms Schedule). No such expenses will be separately reimbursable by BFA or the BFA Recipients. Notwithstanding the foregoing, out-of-pocket expenses as indicated in Schedule 1-C (Commercial Terms Schedule) shall be passed through and borne by the applicable BFA Recipients (or BFA, on behalf of a BFA Recipient).

(b)

Any travel and expenses incurred by Provider that the Parties agree are separately reimbursable by a BFA Recipient (or BFA, on behalf of a BFA Recipient), must be approved for reimbursement by such BFA Recipient (or BFA, on behalf of such BFA Recipient), in advance and incurred by Provider in accordance with the then current applicable travel and expense policy of such BFA Recipient (or BFA). The Parties may agree to additional limitations on Provider expenses from time to time.

9.3

Taxes. “Taxes” means all taxes, levies or other like assessments, charges or fees, including, without limitation, income, gross receipts, excise, ad valorem, property, goods and services, value added (“VAT”), import, export, sales, use, license, payroll, franchise, utility and privilege taxes or other taxes, fees, duties, charges, levies, regulatory fees, surcharges or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof.

(a)

Property Taxes. Each Party is responsible for all real property, personal property, and similar ad valorem Taxes imposed on such Party with respect to any item of property that it owns or leases, to the extent applicable hereunder.

(b)

Income Taxes. Each Party is responsible for its own Taxes (including franchise and privilege Taxes) imposed on the performance or provision of Services that are based upon or measured by overall net or gross income or receipts over a period of time and any other Taxes incurred by such Party in connection with its business, except as otherwise provided in this Section 9.3.

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(c)	Withholding Taxes.

(i)

Any and all payments made by a BFA Recipient (or BFA, on behalf of a BFA Recipient), hereunder will be made free and clear of and without deduction or withholding for any and all Taxes; provided, however, that if the applicable BFA Recipient is required under applicable Law to deduct or withhold any taxes from such payments, then: (A) the sum payable will be decreased as necessary for all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 9.3); (B) such BFA Recipient will make such deductions or withholdings; and (C) such BFA Recipient or BFA, on behalf of such BFA Recipient, will pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(ii)	Without limitation to any applicable Service Levels:

(A)

Any such BFA Recipient will provide Provider with the appropriate certificates from the relevant Tax authorities confirming the amount of the Taxes withheld and paid over by such BFA Recipient in accordance with this Section 9.3.

(B)

The Parties further agree to complete and submit to the relevant Tax authorities within a reasonable period of time such forms, certifications or other documents as may be required to reduce or establish an exemption from the requirement to withhold Tax on the payments by a BFA Recipient (or BFA, on behalf of a BFA Recipient), to Provider hereunder.

(C)

Provider will respond to reasonable requests by a BFA Recipient to complete and submit such forms, certifications or other documents as may be required to reduce or establish an exemption from the requirement to withhold Taxes on the payments.

(d)

Transfer Taxes. All charges and other sums payable hereunder are exclusive of any applicable excise, property, goods and services, VAT, import, export, sales, use, consumption, gross receipts (which are transactional in nature), utility, customs duties, or other Taxes, fees or surcharges (including regulatory fees or surcharges) relating to or assessed on the provision, purchase or consumption of the Services (including any equipment element, as applicable) hereunder (“Transfer Taxes”). All such Transfer Taxes shall be the responsibility of, and will be paid by, the applicable BFA Recipients. Provider will itemize on each invoice all Transfer Taxes and/or Transfer Tax credits due or owed by or to a BFA Recipient with respect to the Services covered by such invoice. Provider will adjust the Transfer Taxes applied to any charges in accordance with this Section 9.3 for any increases or decreases in the rate or changes in applicability of such Transfer Taxes during the Term. Provider shall properly invoice, collect and remit such Transfer Taxes to the appropriate taxing authority, and will bear any interest and penalties for failure to remit such Transfer Taxes in a timely manner to the appropriate taxing authority, provided that the applicable BFA Recipient has paid to Provider the invoiced amount corresponding to such Transfer Tax when due.

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(d)

Refunds. If any taxing authority refunds any Transfer Tax to Provider that any BFA Recipient (or BFA, on behalf of any BFA Recipient) originally paid to Provider in accordance with this Section 9.3, or Provider otherwise becomes aware that any such Transfer Tax was incorrectly and/or erroneously collected from any BFA Recipient (or BFA, on behalf of any BFA Recipient), or Provider otherwise receives an economic benefit (such as an audit offset) as the result of incorrectly and/or erroneously receiving such collected Transfer Taxes from any BFA Recipient (or BFA, on behalf of any BFA Recipient), then Provider will remit to any such BFA Recipient (or BFA, on behalf of such BFA Recipient) the amount of refund or tax erroneously or incorrectly collected, together with any interest thereon received from the relevant taxing authority. In accordance with Section 9.3(h), the BFA Recipients (or BFA, on behalf of any BFA Recipient) will as promptly as practicable take such reasonable actions to assist Provider in obtaining a refund (to the extent that Provider has not already received the refund) of the Transfer Taxes erroneously or incorrectly collected. The BFA Recipients (or BFA, on behalf of any BFA Recipient) will promptly forward to Provider any refund of Transfer Taxes erroneously or incorrectly collected (including interest paid on such refunds) that they may receive.

(e)	[Reserved]

(f)

Impact of Relocating or Re-Routing the Delivery of Services. Notwithstanding the provisions of Section 9.3(d), any Transfer Taxes assessed on the provision of the Services for a particular site resulting from Provider’s relocating or re-routing the delivery of Services for Provider’s convenience to, from or through a location other than the locations used to provide the Services as of the Effective Date will be borne by Provider, but only to the extent that they exceed the sum of the Transfer Taxes that otherwise would be payable by a BFA Recipient (or BFA, on behalf of a BFA Recipient) on the provision of the Services from, through or by the locations used to provide the Services as of the Effective Date and any reduction in the charges to a BFA Recipient that may arise as a result of such a change.

(g)

Provider Intra-Corporate Transfers. The calculation of Transfer Taxes, as applicable, will not include, and the BFA Recipients (or BFA, on behalf of the BFA Recipients) will not pay, any Taxes that are imposed on intra-corporate transfers or intermediate suppliers of the Services within Provider’s corporate family (including any Affiliates).

(h)

Cooperation and Notification. The Parties agree to fully cooperate with each other to enable each Party to more accurately determine its own Tax liability (insofar as it relates to the Services) and to minimize such liability to the extent legally permissible and administratively reasonable, including in connection with the filing of any Tax return or claim for refund, provided that this does not result in material costs (including additional Taxes) for the other Party. Each Party will provide and make available to the other any exemption certificates, resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or Services, and other information reasonably requested by the other Party. Each Party will notify the other within a reasonable amount of time of, and coordinate with the other on, the response to and settlement of any claim for Taxes asserted by applicable Tax authorities for which such other Party is responsible hereunder. If a situation occurs where Provider chooses to exercise its right to back bill the relevant BFA Recipients for Transfer Taxes incurred pursuant to any audit, notice or assessment for which such BFA Recipients (or BFA, on behalf of such BFA Recipients) are obligated to pay hereunder, Provider agrees to make every good faith effort to timely notify such BFA Recipients of its intent to exercise said right.

(i)

Other. Provider shall have no responsibility or liability to pay for any Taxes now or hereafter imposed on the BFA Recipients or on Provider with respect to the Cash Assets of any BFA Recipient by the tax laws of the United States (or of any state or political subdivision thereof) or any other political jurisdiction.

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9.4

Invoicing and Payment Due. Schedule 1-C (Commercial Terms Schedule) and this Section 9.4 set forth the invoicing and payment terms and procedures associated with the charges payable to Provider for performance of the Services. Provider will include on each invoice the calculations used to establish the charges therein.

(a)

Supporting Documentation. Provider will maintain complete and accurate records of, and supporting documentation for, the amounts billable to and payments made by a BFA Recipient (or BFA, on behalf of a BFA Recipient), hereunder, in accordance with generally accepted accounting principles applied on a consistent basis. Provider will provide the applicable BFA Recipient (or BFA, on behalf of the BFA Recipient), with documentation and other information with respect to each invoice as may be reasonably requested by a BFA Recipient or BFA to verify accuracy and compliance with the provisions hereof.

(b)

Disputed Charges. Each BFA Recipient or BFA, on behalf of each BFA Recipient, will pay all charges (other than those that are disputed in accordance with the terms hereof) when those payments are due. A BFA Recipient (or BFA, on behalf of a BFA Recipient), may withhold payment of particular charges that the BFA Recipient (or BFA, on behalf of the BFA Recipient), disputes in good faith; provided, however, that such BFA Recipient (or BFA, on behalf of such BFA Recipient), sends Provider a written statement of the disputed portions within ninety (90) days of the time of the applicable withholding, stating in reasonable detail the nature of and reason for any such dispute. The Parties will work diligently and in good faith to effect an expeditious resolution of any such dispute. Except as otherwise agreed by the Parties from time to time, in no event will any BFA Recipient (or BFA, on behalf of any BFA Recipient), have the right to withhold any payment of any invoiced fees or expenses on the basis of dissatisfaction with the quality of the Services.

(c)

Invoice Aging. No BFA Recipient (nor BFA, on behalf of any BFA Recipient), will be required to pay any invoices issued by Provider or any third party more than three (3) months after the month on which the fees owed thereunder have accrued. Notwithstanding the foregoing, for any Services provided by any Subcontractor that is not an Affiliate of Provider, such three-month period shall not begin until Provider receives the invoice from the applicable Subcontractor, but in no event will a BFA Recipient (or BFA, on behalf of a BFA Recipient), be required to pay any invoices issued by Provider or any third party for such Subcontractor services more than fifteen (15) months after the month on which the fees accrued.

(d)

Currency. Provider will invoice the applicable BFA Recipient receiving the Services (or BFA, on behalf of the BFA Recipient), in the currency mutually agreed upon and set forth in Schedule 1-C (Commercial Terms Schedule).

10.	TERM AND TERMINATION.

10.1	Term, Extension and Renewal.

(a)	Initial Term. The initial term of this Agreement shall begin on the Commencement Date and continue for two (2) years (the “Initial Term,” and together with any renewals, if applicable, the “Term”).

(b)

Renewals. After the Initial Term, the term of this Agreement will automatically continue for successive one-year terms on the terms and conditions (including pricing) set forth in this Agreement, unless earlier terminated pursuant to the terms hereof.

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(c)

Termination for Convenience. After the Initial Term, either Party may subject to Disengagement Assistance, terminate this Agreement without the payment of any penalty, on ninety (90) days prior written notice by BFA or the BFA Recipient to Provider or on one hundred eight (180) days prior written notice by Provider to BFA or the BFA Recipent; for the avoidance of doubt, such notice may be given during the Initial Term upon the expiration of the Initial Term;

(d)

Disengagement Assistance. In the event that either Party does not renew this Agreement pursuant to Section 10.1(b) or either Party otherwise terminates this Agreement pursuant to this Article 10, Provider shall continue to provide the Services during the Disengagement Assistance Period as described in the Exhibit E (not to exceed twenty-four‑ (24) months from the effective date of the termination) until BFA’s or the BFA Recipient’s termination of Services in accordance with the terms of this Agreement, unless otherwise set forth in this Article 10.

10.2	Termination, Generally.

(a)

Termination by a Party of this Agreement will be without prejudice to and with full reservation of any other rights and remedies available to the other Parties. Termination by BFA or any BFA Recipient of this Agreement will not affect Provider’s obligations with respect to any other BFA Recipient that remains a Party to this Agreement.

(b)	No BFA Recipient (nor BFA, on behalf of any BFA Recipient), will be obliged to pay any termination charges or wind-down fees in connection with the termination of this Agreement.

(c)

If BFA or a BFA Recipient chooses to terminate this Agreement in part pursuant to any applicable provision herein, the Fees payable pursuant to such Services will be: (i) adjusted in accordance with Schedule 1-C (Commercial Terms Schedule) to the extent the Services terminated have separate fees associated with them; or (ii) equitably adjusted to only reflect those Services that are not terminated in all other circumstances.

(d)	Termination will not affect any of the obligations either Party owes to the other arising under this Agreement prior to such termination.

10.3	Termination.

(a)	By BFA Recipients.

(i)

For Cause. A BFA Recipient may terminate (with respect to itself only) or BFA may terminate (on behalf of itself or any BFA Recipients) this Agreement or one or more of the Services, in whole or in part, by giving written notice to Provider, with immediate effect, subject to Article 11, if Provider:

(A)

commits a material breach of its duties or obligations under this Agreement, which breach is not cured (to the extent capable of cure) within thirty (30) days after such BFA Recipient or BFA notifies Provider of such breach;

(B)

commits numerous or repeated breaches of its duties or obligations hereunder, even if no single breach is material, where the collective impact would constitute a material breach (“Persistent or Pervasive Breach”), provided that, such BFA Recipient and/or BFA (1) has notified Provider of the individual breaches comprising the Persistent or Pervasive Breach and given it a reasonable opportunity to cure the same, (2) has notified Provider that a Persistent or Pervasive Breach has occurred; and (3) provides thirty (30) days’ notice of termination;

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(C)

commits a material breach of its obligations hereunder regarding compliance with any applicable Provider Law (including, without limitation, as provided in Article 12), which breach is not cured (to the extent capable of cure) within thirty (30) days after the BFA Recipient notifies Provider of such breach, or fails to maintain (or has revoked) the legal status required to perform the Services;

(D)	fails to qualify as custodian of the Cash Assets of the BFA Recipients; or

(E)

becomes subject to a consent decree, settlement agreement, letter of acceptance, waiver and consent, or other order from, or agreement with, a regulatory body, securities or commodities exchange, or other financial services authority that has a material adverse impact on Provider’s ability to perform the Services, except to the extent that Provider reasonably demonstrates that an Affiliate of Provider is capable of performing the Services without a material adverse impact thereon.

For the avoidance of doubt, BFA Recipients may terminate individual Services for cause, along with any other Services that would be adversely affected by the termination of such individual Services.

(ii)	Other BFA Termination Rights. BFA may terminate (on behalf of any BFA Recipient(s)) this Agreement, in whole or in part, as of the date of such termination notice in the event:

(A)	of the liquidation of any BFA Recipient, including in connection with a merger of such BFA Recipient with or into an entity (or fund or series thereof) that is not a BFA Recipient; or

(B)

if BFA ceases being the trustee of such BFA Recipient and no successor agreement between BFA and such BFA Recipient for the provision of administrative trustee services is subsequently executed within ninety (90) days after the termination of such trustee arrangement between BFA and such BFA Recipient.

(iii)

For Enduring Force Majeure Events. If a Force Majeure Event substantially prevents or delays performance of Services necessary for the performance of functions reasonably identified by BFA or a BFA Recipient as critical for more than three (3) consecutive days, then, at the option of BFA or such BFA Recipient, BFA (acting on behalf of itself or any BFA Recipient) or such BFA Recipient may terminate all or any portion of this Agreement and the Services so affected, as of a date specified by BFA or such BFA Recipient in a written notice of termination to Provider, in which case Provider’s Fees will be equitably adjusted as necessary to reflect the value of any remaining Services.

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(iv)

Occasioned by Law. BFA or a BFA Recipient may terminate this Agreement, in whole or in part, as of a date specified in such termination notice: (A) if Provider’s ability to perform the Services is materially adversely impacted or affected by a Law or change in Law that cannot be addressed to the applicable BFA Recipients’ reasonable satisfaction through the processes set forth in Section 12.1(e); (B) any Governmental Authority, regulatory organization or other entity with statutory or regulatory authority over a BFA Recipient issues an order, letter, directive or similar communication concerning the BFA Recipient’s continued use of the Services or continuing participation in this Agreement; or (C) if by operation of Law, this Agreement is required to be terminated.

(v)

Failure to Receive Consent. BFA may terminate (with respect to any applicable BFA Recipients) this Agreement, in whole or in part, as of a date specified in such termination notice, in the event that a BFA Recipient fails to receive any consent required by Law for Provider to continue to provide such Services for such BFA Recipient and/or the BFA Recipient instructs BFA that Provider should not continue to act as provider of such Services.

(vi)

For Provider’s Insolvency. BFA may terminate this Agreement in its entirety if (A) Provider or any parent entity thereof: (1) becomes insolvent or is unable to meet its debts as they mature; (2) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors; (3) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any applicable statute relating to bankruptcy, arrangement or reorganization; (4) will be adjudicated as bankrupt or will make an assignment for the benefit of its creditors generally; (5) will apply for, consent to or acquiesce in the appointment of any receiver, conservator or trustee (including the FDIC) for all or a substantial part of its property; or (6) becomes subject to any receivership or conservatorship (including the FDIC); (B) the auditors of Provider (or any parent entity thereof) issue an opinion expressing doubt as to whether Provider (or the parent entity) can maintain itself as a “going concern”; or (C) there is, in BFA’s reasonable discretion, a significant risk of any of the foregoing. In order to facilitate such determination, Provider shall provide BFA with mutually agreed periodic statements as to the state of Provider’s financial condition.

(vii)	For Change of Control of Provider.

(A)

“Change of Control of Provider” means any transaction, or series of related transactions, however structured (including, without limitation, a purchase of Securities or other equity interest, merger, tender offer (whether or not contested by Provider), or transfer or other disposition of assets) that results in any of the following, and will be deemed to have occurred upon the earliest of any of the following to occur:

(1)

any unaffiliated person or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d3 of the Exchange Act), by way of merger, consolidation or otherwise, of thirty percent (30%) or more of the voting power of the then-outstanding voting Securities of Provider, on a fully diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other Securities of Provider (whether or not such Securities are then currently convertible or exercisable);

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(2)	the sale, lease, transfer or other disposition of all or substantially all of the consolidated assets of the organization used by Provider to provide Services to any unaffiliated person or group;

(3)

Provider consolidates with or merges with or into another unaffiliated person or any such person consolidates with, or merges with or into, Provider, in any such event pursuant to a transaction in which immediately after the consummation thereof the persons beneficially owning the then-outstanding voting Securities of Provider immediately prior to such consummation will not beneficially own a majority of the aggregate (by reason of such prior ownership) of the then-outstanding voting Securities of Provider or the surviving entity if other than Provider;

(4)	the execution of any binding contract or arrangement that if consummated would result in any of the events specified in either clause (1), (2) or (3) above; or

(5)

during any period of two (2) consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of Provider, together with any new members of such board of directors whose election by such board of directors or whose nomination for election by the stockholders of Provider was approved by a vote of at least a majority of the members of such board of directors then still in office who were directors at the beginning of such period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority of the directors of Provider then in office.

Provider will give the BFA Recipients prompt written notice of any occurrence of any of the events specified in clauses (1) through (5) above.

(B)

BFA or any BFA Recipient may, by giving written notice to Provider, terminate (with respect to itself only) this Agreement as of a date specified in such termination notice in the event of a Change of Control of Provider.

(viii)

Consequences of Non-Compliance. If a Governmental Authority makes a determination of a BFA Recipient’s material non-compliance or material violation of Law, and imposes a fine, penalty or other formal consequence, as a result of a material failure by Provider or Provider Personnel to comply with the applicable Provider Laws, the BFA Recipient may terminate (with respect to itself only) this Agreement in whole or in part for cause, except to the extent Provider is able to cure such failure to comply within thirty (30) days after such determination.

(ix)

For Insourcing of Services. BFA or any BFA Recipient shall have the right to terminate Provider’s provision of the portion of the Services that is insourced pursuant to BFA’s or any BFA Recipient’s exercise of its rights set forth in Section 2.2(b).

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(x)

Digital Assets. BFA or any BFA Recipient may terminate this Agreement, in whole or in part, at BFA’s or any BFA Recipient’s convenience and without cause upon twelve (12) months written notice if BFA or any BFA Recipient in good faith determines to no longer provide services for customers investing in Digital Assets.

Notwithstanding the time periods set forth in Section 2.2(b), BFA or any BFA Recipient shall have the right to reallocate and/or insource Services with immediate effect upon termination of Provider’s provision of Services under Section 10.3(a)(i)-(viii). In such event, the Parties will negotiate in good faith adjustments to the Fees and Service Levels, as applicable.

(b)	By Provider.

(i)

For Cause. In addition to its other termination rights set forth in this Agreement, Provider may, by giving written notice to the relevant BFA Recipient and respecting the Disengagement Assistance Period (except as modified below), terminate this Agreement with respect to any BFA Recipient as of a date specified in the notice of termination if:

(A)

BFA or such BFA Recipient is five (5) months in arrears on undisputed Fees payable to Provider and fails to make payment within thirty (30) days following a notice from Provider that it will terminate this Agreement if the undisputed Fees remain unpaid; or

(B)

such BFA Recipient materially breaches (which shall be deemed to include any material breach by any Third Party Provider or other agent of such BFA Recipient) any of its obligations to indemnify or adhere to obligations with respect to confidentiality hereunder, which breach is not cured (to the extent capable of cure) within thirty (30) days after Provider notifies BFA of such breach.

(ii)

Occasioned by Law. Provider may terminate this Agreement, in whole or in part, as of a date specified in such termination notice: (A) if Provider’s ability to perform the Services is materially adversely impacted or affected by a Law or change in Law that cannot be addressed to Provider’s reasonable satisfaction through the processes set forth in Section 12.1(e); (B) any Governmental Authority, regulatory organization or other entity with statutory or regulatory authority over Provider issues an order, letter, directive or similar communication concerning Provider’s continued provision of the Services or continuing participation in this Agreement that materially adversely impacts Provider’s ability to perform the Services; or (C) if by operation of Law, this Agreement is required to be terminated. Upon such a change in Law or receipt of such notice, notwithstanding the Disengagement Assistance Period, the Provider will, if necessary, seek permission from such Govnerment Authority to provide Disengagement Assistance for 180 days following the effective date of such termination and the Parties will collectively discuss in good faith an exit plan which affords the efficient transfer of the Services to an alternative provider or an alternative succession plan, subject to Provider’s compliance with all Laws.

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(iii)

Digital Assets. Provider may terminate this Agreement, in whole or in part, at Provider’s convenience and without cause upon twelve [(12) months] written notice if Provider in good faith determines to no longer provide services for customers investing in Digital Assets.

If Provider terminates this Agreement pursuant to this Section 10.3(b), the Parties agree that Provider shall only be required to provide Disengagement Assistance for one-hundred eighty (180) days following the effective date of such termination.

(c)

Expiration of Termination Rights. Except with respect to termination for Change of Control of Provider under Section 10.3(a)(vii), neither Party may invoke any termination right under this Section 10.3 after one (1) year following the later of: (i) the date upon which such Party obtains actual knowledge of the event which first gave rise to such termination right, and (ii) the date upon which such Party becomes aware of the full and final impact of such event.

(d)

If BFA no longer plans to sponsor or act as trustee for any BFA Receipient, the Provider shall no longer be obligated to provide Services from the date of BFA’s removal as trustee of such BFA Recipient.

11.	DISENGAGEMENT ASSISTANCE

11.1

Disengagement Assistance. In connection with the termination or expiration by BFA or any BFA Recipient of its participation in this Agreement, Provider will perform the disengagement assistance services for the affected BFA Recipient(s) as provided in Exhibit E hereto (“Disengagement Assistance”) and continue to provide the Services for the period of the Disengagement Assistance prior to BFA’s or the BFA Recipient’s termination of applicable Services. The provision of Disengagement Assistance by Provider shall be subject to any restrictions or limitations imposed by applicable Law. Provider Confidential Information received in connection with any such Disengagement Assistance shall be subject to the provisions of Article 18.

11.2

Divestitures. Except to the extent prohibited by applicable Law, if BFA or any BFA Recipient relinquishes Control of all or part of a business unit, or a particular function or facility of BFA or any BFA Recipient after the Effective Date (each, a “Divested Entity”), then at the request of BFA or any BFA Recipient, Provider will continue to provide the Services, including Disengagement Assistance, to such Divested Entity for a period of time that BFA or any BFA Recipient requests, which period will not extend beyond the earlier to occur of: (a) twenty four (24) months after such entity becomes a Divested Entity; or (b) the end of the period during which Provider is required to provide Disengagement Assistance under this Agreement, at the rates and in accordance with the terms and conditions set forth herein; provided, that such Divested Entity agrees in writing with Provider to abide by the terms and conditions of this Agreement. BFA or such BFA Recipient, as applicable, shall remain primarily liable for the obligations of the Divested Entity under this Agreement.

11.3

Continuous Service. Upon receipt of a notice of termination from a BFA Recipient for all or part of the Services by reason of the appointment of a conservator or receiver for Provider in accordance with 12 U.S.C. §1821(c) or similar and successor provisions, Provider will take such actions as may be reasonably necessary to provide continuous service to the BFA Recipients and will take such other actions as the Parties may agree from time to time.

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12.	COMPLIANCE WITH LAWS, POLICIES AND USE RESTRICTIONS

12.1	Compliance with Law; BFA Policies.

(a)	Generally.

(i)

Provider will, and will require its Subcontractors to: (A) review and comply with all applicable Law and regulations and rules that may be in effect during the Term and that would be applicable to Provider or the Subcontractor in their performance of the Services; and (B) perform the Services in a manner compliant with Law applicable to the delivery of the Services.

(ii)

Provider will, and will require its Subcontractors to, obtain and maintain all necessary approvals, licenses, consents, permits or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by Law applicable to such Provider or its Subcontractors, as applicable, for: (A) the consummation of the transactions contemplated by this Agreement; and (B) the provision of the Services in compliance with all the Laws applicable to Provider or its Subcontractors, as applicable. Each BFA Recipient will, and will require its subcontractors and agents, as applicable to, obtain and maintain all necessary approvals, licenses, consents, permits or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by Law applicable to such BFA Recipient for: (A) the consummation of the transactions contemplated by this Agreement; and (B) the receipt of the Services in compliance with all the Laws applicable to such BFA Recipient. Upon reasonable request therefor, each Party will provide reasonable cooperation to the other Party, at such other Party’s expense, to obtain and maintain any such approvals.

(b)	Anti-Money Laundering.

(i)

Provider. Provider represents that it has implemented an AML (anti-money laundering) Compliance Program (“AML Program”) that complies with the requirements of AML Laws applicable to Provider; and it maintains an AML Program consistent with applicable AML Laws. As part of its AML Program, Provider certifies that it: (A) has a duly appointed AML Compliance Officer; (B) has policies, procedures and internal controls in place, including those that are reasonably designed to detect and report suspicious activity; (C) conducts periodic anti-money laundering training to personnel performing critical job functions; and (D) has a periodic independent assessment to review the effectiveness of its AML Program.

(ii)	BFA and BFA Recipients.

(A)

Each BFA Recipient acknowledges and agrees that, in connection with the Services provided by Provider under this Agreement, each of BFA Recipient’s Authorized Participants is not a customer or joint customer with Provider. Each BFA Recipient (and not Provider) has the responsibility to, and will, obtain representations from Authorized Participants or their agents regarding fulfilling any compliance requirement or obligation with respect to each of its Authorized Participants under all applicable AML Laws. Without limiting any obligation imposed on a BFA Recipient by AML Laws, throughout the Term, BFA Recipient will maintain, or contract with a third party to provide, a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each authorized participant, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each Authorized Participant to the appropriate law enforcement and regulatory authorities and to Provider where related to the Services provided by Provider hereunder.

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(B)

Each BFA Recipient will cooperate with Provider and provide assistance reasonably requested by Provider in connection with any anti-money laundering and terrorist financing or Sanctions inquiries as allowed under applicable law.

(C)

Provider may decline to act or provide Services in respect of any BFA Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 12.1(b)(ii) and Section 12.1(d)(iv). If Provider declines to act or provide Services as provided in the preceding sentence, except as otherwise prohibited by applicable Laws or official request, Provider will inform BFA Recipient as soon as reasonably practicable.

(c)	Anti-Corruption.

(i)

Provider represents and warrants that it complies with, and will remain in compliance with, all domestic and foreign anti-bribery and anti-corruption laws applicable to it in the performance of the Services. Provider shall maintain in place throughout the Term its own policies and procedures, including procedures reasonably designed for Provider and Provider Personnel to comply with anti-bribery and anti-corruption laws and will enforce them where appropriate.

(ii)

Provider and Provider Personnel have not taken and shall not take any action in furtherance of an offer, payment, promise to pay, receipt, acceptance or authorization of the payment or giving or receiving of anything of value, either directly or indirectly, to or from any person in connection with Provider’s provision of the Services while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure an improper advantage. Provider shall promptly report to BFA any request or demand for, or offer of, any bribe received by Provider and/or Provider Personnel in connection with this Agreement.

(d)	Sanctions.

(i)	Provider has implemented policies and procedures designed to comply with Sanctions.

(ii)

Provider further represents that it is not majority owned or controlled by an individual or entity that is the subject of any Sanctions or organized or located in a jurisdiction that is the subject of Sanctions.

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(iii)

Provider and Provider Personnel (A) have not violated and shall not violate any Sanctions in connection with this Agreement; (B) are not on any United States, United Kingdom or European Union government list of parties that are sanctioned; and (C) shall not use funds derived or received from BFA or the BFA Recipients to directly or, indirectly violate Sanctions, including, without limitation, by transferring such funds to or benefitting entities, persons and/or governments subject to Sanctions.

(iv)

Throughout the Term, BFA and each BFA Recipient: (A) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its Shareholders (to the extent the Cash Assets are Shareholder assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (B) will ensure that neither BFA, the BFA Recipient nor any of their respective Affiliates, directors, officers, employees or Authorized Participants (to the extent the Cash Assets are Authorized Participant assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (1) the target of Sanctions or (2) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (C) will not, directly or indirectly, use the BFA Accounts in any manner that would result in a violation by BFA Recipient or Provider of Sanctions.

(v)

BFA agrees that Provider shall have no obligation to perform, and shall not be in breach of its obligations hereunder for any failure to perform any activity that: (A) would cause Provider to breach any provisions of any Sanctions (as applicable to Provider); or (B) involves any party that is the target of any Sanctions (as applicable to Provider) in violation of Sanctions.

(e)	Change in Law.

(i)

Provider shall promptly identify and notify the BFA Recipients of any change in Law of which it may become aware that it expects to have a material impact on the provision of the Services or the performance of Provider’s obligations under this Agreement. The BFA Recipients shall promptly identify and notify Provider of any change in Digital Assets Laws of which it may become aware that it expects to have a material impact on the receipt of the Services or the performance of Provider’s obligations under this Agreement.

(ii)	If a change to applicable Law or Digital Assets Law requires a material change to the provision of any of the Services, the Parties shall follow the Change Procedures set forth in this Agreement.

(iii)

If the change in applicable Law results in a material change to the Services that materially increases Provider’s costs or risk associated with provision of the Services, in accordance with the Change Procedures set forth in this Agreement, Provider shall be entitled to request an appropriate increase in the Fees or other adjustment to the terms and conditions under which the applicable Service is provided. Notwithstanding the foregoing, Provider agrees that any requested increase in Fees or other adjustments to the terms and conditions of this Agreement shall be, on a proportionate basis, less than or equal to the increase in Fees generally obtained by Provider of its other customers for custodial and fund accounting services.

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(iv)

To the extent that the delivery of the Services will be impacted by such change, Provider shall notify the BFA Recipients of the change to the Services (collectively, “Changes to the Services”) and the impact. Subject to subsections (i) and (ii) above, Provider shall promptly implement such Changes to the Services as may be necessary to comply with any Law or changes in Law and, where practicable, shall use reasonable efforts to complete the implementation at least ninety (90) days prior to the deadline imposed by the Governmental Authority having jurisdiction thereof.

(f)	Non-Compliance.

(i)

If Provider becomes aware that Provider Personnel or a Subcontractor has committed a violation of any Provider Laws in the course of performing the Services or Provider’s other obligations under this Agreement, Provider will promptly notify BFA and the affected BFA Recipients in writing. Unless such non-compliance is caused by a BFA Recipient, Provider shall promptly implement such Changes to the Services as may be necessary to correct such non-compliance at Provider’s sole cost and expense. If non-compliance is caused by a BFA Recipient, Provider shall promptly implement such Changes to the Services at BFA Recipient’s sole cost and expense, subject to the Parties’ mutual agreement via the Change Procedures.

(ii)

If any BFA Recipient becomes aware of any non-compliance of Provider Personnel or a Subcontractor with any Law and becomes aware that such non-compliance affects Provider’s ability to perform its obligations under this Agreement, such BFA Recipient will promptly notify Provider in writing.

(g)

Fines, Penalties and Excise Taxes. Notwithstanding any other provision contained in this Agreement, Provider shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify BFA or any BFA Recipient of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the BFA Recipient; (ii) the taxable nature or effect on the BFA Recipient or the Shareholder of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the BFA Recipient to the Shareholder; or (iv) the effect under any income tax laws of the BFA Recipient making or not making any distribution, dividend payment, or election with respect thereto.

(h)

Other Assistance. To the extent permitted by applicable Law, Provider will supply to the applicable BFA Recipients copies of all annual financial accounts of the BFA Recipients in respect of compliance with applicable legal and regulatory requirements and, upon request, other information maintained by Provider on behalf of the BFA Recipients to the extent required by the BFA Recipients in order to demonstrate their compliance with applicable Laws and to conduct business with their customers. Provider will also reasonably cooperate with and assist the affected BFA Recipients with their dealings with regulatory authorities; completion of and filing of reports and returns required by regulatory authorities; and applications for authorizations and permits.

(i)

Sarbanes-Oxley. Without limiting the foregoing, Provider shall provide the BFA Recipients on a quarterly basis with mutually-agreed certifications in connection with the BFA Recipients’ certification responsibilities required under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, including Section 302 and Section 404 and the rules and regulations promulgated thereunder.

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(j)

Notification. To the extent permitted by applicable Law, Provider shall promptly notify BFA (and provide BFA with details) to the extent the foregoing statements in this Section 12.1 become untrue or of any material violation of Law (inclusive of any anti-bribery or anti-corruption laws applicable to the Services provided hereunder). Upon receipt of such notification, or in the event that BFA determines that a breach of any of the representations and warranties in this Section 12.1 has occurred or is likely to occur that it reasonably determines would be likely to have a material adverse effect on BFA or the BFA Recipients, BFA or the BFA Recipients shall have the right to withhold payment under this Agreement until such time as it has received confirmation to its satisfaction that no breach has occurred or is likely to occur within thirty days after providing such notice; and/or pursue any other remedies available to it. For the avoidance of doubt, any amounts withheld pursuant to the foregoing shall still be owed by the relevant BFA Recipient to the Provider until they are fully paid to the Provider.

12.2

Compliance with Certain Policies and Use Restrictions. Each Party will comply in all material respects with the other Party’s rules and regulations applicable to visitors when on the premises of the other Party, provided that each Party’s employment policies shall apply to such Party’s personnel and not the policies of the other Party. Provider will maintain physical security procedures that are designed to safeguard BFA Data and BFA Confidential Information provided to Provider as part of the Services against unauthorized access, which procedures will at all times meet the standards set forth in Exhibit D and standards that are reasonably likely to be as protective of BFA Data and BFA Confidential Information in all material respects, and in any event are at least as protective, as Provider’s protection of its own data and Confidential Information.

12.3

BFA. BFA shall not be obligated under this Agreement to take any action or omit to take any action that it believes, in good faith, would cause it to be in violation of any applicable domestic or foreign anti-bribery or anti-corruption Laws. Each BFA Recipient will comply with all BFA Recipient Laws applicable to its receipt of the Services hereunder.

13.	DATA PROTECTION

13.1	BFA Data.

(a)

“BFA Data” means all data and information: (i) submitted to or held by Provider by or on behalf of such BFA Recipient, including data submitted by or relating to providers, members and customers of such BFA Recipient; (ii) obtained by or on behalf of Provider Personnel in connection with Services that relate to a BFA Recipient, or providers, members and customers of BFA or a BFA Recipient; or (iii) to which Provider Personnel have access in connection with the provision of the Services that relates to a BFA Recipient, or providers, members and customers of such BFA Recipient, and including all Personal Information. All BFA Data is, or will be, and will remain the property of the applicable BFA Recipient and will be deemed BFA Confidential Information.

(b)

Without limiting the foregoing, no ownership rights in BFA Data will accrue to Provider or any Provider Personnel by reason of Provider or any Provider Personnel entering, deleting, modifying or otherwise processing any BFA Data.

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(c)	Use Restrictions.

(i)

Without approval from the applicable BFA Recipient (in its sole discretion), BFA Data will not be: (A) used by Provider other than as necessary to perform the Services hereunder or as otherwise specifically set forth in this Agreement; (B) disclosed, sold, assigned, leased or otherwise provided to third parties by Provider; or (C) commercially exploited (including, without limitation, via processing or data mining) by or on behalf of Provider or any Provider Personnel. For the avoidance of doubt, under no circumstances will Provider allow representatives of Provider’s asset management division or any Affiliates engaged in asset management to access or use the BFA Data.

(ii)	Provider will not possess or assert liens or other rights in or to BFA Data.

(iii)

Provider hereby irrevocably and perpetually assigns, transfers and conveys to the applicable BFA Recipients without further consideration all of its and their right, title and interest, if any, in and to BFA Data. At BFA’s request, Provider will execute and deliver to the BFA Recipients any financing statements or other documents that may be reasonably necessary or desirable under any Law to preserve, or enable such BFA Recipients to enforce, their rights hereunder with respect to BFA Data.

(iv)

No removable media on which BFA Data is stored may be used or re-used to store data of any other customer of Provider or to deliver data to a third party, including another Provider customer, unless securely erased in a manner consistent with the Standard of Care.

(v)

Each BFA Recipient will provide Provider with written notice of any applicable security or confidentiality obligations or disclosure, notification or consent requirements applicable to the use or transfer of the BFA Data transmitted to Provider that are in addition to the requirements set forth in this Agreement; provided, however, that any change to Provider’s obligations as a result thereof shall be subject to the Change Procedures.

(d)

Return of Data/Record Retention. At the request of a BFA Recipient at any time during the Term or upon the expiration or earlier termination of this Agreement, Provider will: (i) promptly return to such BFA Recipients, in a useable machine ready format or such other format as Provider and such BFA Recipient shall agree upon, all or any part of the BFA Data attributable to such BFA Recipient; and (ii) erase or destroy all or any part of such BFA Data in Provider’s possession, in each case to the extent so requested by such BFA Recipient, subject to any data or record retention requirements applicable to Provider under applicable Law and excluding any data that Provider is no longer maintaining as part of its then-current electronic records. Notwithstanding anything herein to the contrary, Provider may retain copies of BFA Data to pursue or defend claims or other actions under or relating to this Agreement and as otherwise consistent with its regulatory and audit (including fund audit) obligations, which data shall remain subject to the confidentiality rights and obligations hereunder.

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(e)	BFA Access.

(i)

Provider will make available to the BFA Recipients any BFA Data that is held in paper form within a reasonable time after request therefor. In addition, Provider will store and make available to the BFA Recipients any BFA Data that it maintains in electronic form on the Provider Technology in a manner that enables it to be: (A) properly identified as information relating to the provision of the Services to the BFA Recipients; and (B) easily, promptly and independently extracted, copied or transferred from any storage media on which it is kept.

(ii)

Except as specifically set forth in this Agreement or as otherwise required under applicable Law, Provider will have no implied right to access any data files, directories of files, or other BFA Confidential Information, except to the extent necessary to perform the Services and will access and/or use such files and BFA Confidential Information only as and to the extent necessary to perform the Services.

13.2	Data Safeguards and Security.

(a)	Compliance with Data Security Laws. Provider will comply with all Provider Laws, as well as the written security procedures set forth in Exhibit D, with respect to the security of BFA Data.

(b)

Safeguards. Provider will establish and maintain (i) safeguards to protect the confidentiality, integrity and availability of BFA Data and the systems Provider uses to provide the Services against the destruction, loss, or alteration of BFA Data; (ii) safeguards against the unauthorized access to such data; and (iii) network and internet security procedures, protocols, security gateways and firewalls with respect to such data. All of the foregoing shall be no less rigorous than those safeguards and procedures set forth in Exhibit D. Any material changes that degrade the safeguards in Exhibit D that are specifically designated as safeguards that Provider has agreed to adopt specifically for the BFA Recipients will require prior review and approval from the affected BFA Recipients, which approval shall not be unreasonably withheld.

(c)

Physical Security. Provider will maintain and enforce, at any facilities other than BFA facilities where any Services are performed, safety and security procedures that are at Best Commercial Practices and as rigorous as those procedures set forth in Exhibit D. In addition, Provider will comply with all reasonable requirements of BFA and its Affiliates with respect to security at BFA facilities.

(d)

Provider’s Information Security Policies. Without limiting the generality of the foregoing, Provider’s information security policies shall provide for (i) continual assessment and re-assessment of the risks to the security of BFA Data and systems acquired or maintained by Provider and its agents and contractors in connection with the Services, including (A) identification of internal and external threats that could result in a Data Security Breach, (B) assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of BFA Data, and (C) assessment of the sufficiency of policies, procedures, effectiveness of controls, and information systems of Provider and its agents and contractors, and other arrangements in place, to control risks; and (ii) appropriate protection against such risks.

(e)

Media. Provider shall remove all BFA Data from any media taken out of service and shall destroy or securely erase such media. No removable media on which BFA Data is stored may be used or re-used to store data of any other customer of Provider or to deliver data to a third party, including another Provider customer, unless securely erased.

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(f)

Corrections. Unless otherwise agreed in writing by the Parties, to the extent possible, Provider will promptly correct any errors or inaccuracies in BFA Data caused by Provider’s failure to meet the Standard of Care or in the reports delivered to the applicable BFA Recipients hereunder.

(g)

Remediation. In the event Provider becomes aware of any Data Security Breach due to Provider acts or omissions other than in accordance with the terms of this Agreement, Provider shall, at its own expense, (i) promptly, within forty-eight (48) hours of Provider’s confirmation of such Data Security Breach notify BFA of such Data Security Breach and perform a root cause analysis thereon, (ii) investigate such Data Security Breach, (iii) provide BFA with a high level remediation plan (which will reasonably incorporate input from BFA) to address the Data Security Breach and that is reasonably designed to prevent and mitigate any further incidents, (iv) remediate the effects of such Data Security Breach in accordance with such remediation plan, and (v) cooperate with BFA and any law enforcement or regulatory official investigating such Data Security Breach. Without limiting the foregoing, BFA shall make the final decision on notifying BFA customers, employees and/or service providers of such Data Security Breach and the implementation of the remediation plan (at a high level). If a notification to a BFA customer is required under any Law or pursuant to any of BFA’s policies and procedures, then notifications to all customers who are affected by the same event (as reasonably determined by BFA) shall be considered legally required. Provider shall reimburse BFA for all Notification Related Costs incurred by BFA arising out of or in connection with any such Data Security Breach resulting in a requirement for legally required notifications (as determined in accordance with the previous sentence). “Notification Related Costs” shall include, but are not limited to, BFA’s internal and external costs associated with addressing and responding to the Data Security Breach, including: (A) preparation and mailing or other transmission of legally required notifications; (B) preparation and mailing or other transmission of such other communications to customers, agents or others as BFA deems reasonably appropriate; (C) establishment of a call center or other communications procedures in response to such Data Security Breach (e.g., customer service FAQs, talking points and training); (D) public relations and other similar crisis management services; (E) legal and accounting fees and expenses associated with BFA’s investigation of and response to such event; and (F) costs for commercially reasonable credit reporting services that are associated with legally required notifications or are advisable under the circumstances. Unless otherwise agreed by the Parties in writing, in the event that Provider becomes aware of any Data Security Breach which is not due to Provider acts or omissions other than in accordance with the terms of this Agreement, Provider shall promptly, with forty-eight (48) hours of Provider’s confirmation of such Data Security Breach, notify BFA of such Data Security Breach, and the Parties shall reasonably cooperate regarding which of the foregoing or other activities may be appropriate under the circumstances, including any applicable charges for the same.

(h)

Right to Review. Each BFA Recipient reserves the right to review summaries of Provider’s policies and procedures used to maintain the security and confidentiality of BFA Data, subject to the limitation set forth in Article 17.

13.3	Data Security Breaches; Remediation of Malicious Code.

(a)

Data Security Breaches. Provider will monitor and record security related events on all systems and log such events. If Provider discovers or become aware of an actual Data Security Breach, Provider shall, except to the extent instructed by legal or regulatory authorities not to do so:

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(i)

promptly notify the BFA Relationship Manager by telephone and e-mail as soon as practicable but in any event within the earlier of any of the following: (i) forty-eight (48) hours after detecting or becoming aware of such breach or (ii) within a shorter timeframe if required under a BFA Recipient Law of which Provider is notified;

(ii)	provide confirmatory written notice to the BFA Relationship Manager as soon as practicable after detecting or becoming aware of such breach; and

(iii)

investigate and remediate the effects of the breach, and provide the applicable BFA Recipients with reasonable assurance that safeguards consistent with Provider’s obligations under this Article 13 have been implemented.

(b)

Malicious Code. Generally, the Parties will provide reasonable cooperation to one another in order to mitigate the impact of any Malicious Code on the Services, regardless of the origin of such Malicious Code. Without limiting any Party’s other obligations hereunder, if any Malicious Code is found to have been introduced by such Party (or any third party acting on such Party’s behalf or direction) into any system used to provide or receive the Services, such Party will remove such Malicious Code at its expense or, at the election of such other Party, compensate the other Party for the reasonable expense of any such removal, and in any case (wherever such Malicious Code originated), such Party will exercise Commercially Reasonable Efforts, at no charge to the other Party, to eliminate, and reduce the effects of, the Malicious Code. If such Malicious Code causes a loss of operational efficiency or loss of data, Provider will mitigate such losses and use Commercially Reasonable Efforts to restore any data lost from the Provider Technology, subject to reimbursement for reasonable expenses incurred on account of Malicious Code introduced by a BFA Recipient (or any third party acting on its behalf or direction).

14.	PERSONAL INFORMATION

14.1

Generally. Each Party acknowledges and agrees that, with the exception of professional biographies and contact details of its employees (“Business Contact Data”), and in limited instances as required solely for local market accounts, employee passport numbers (“Passport Information”) it does not intend pursuant to the Agreement to:

(a)

make available to the other Party any other information relating to an identified or identifiable natural person, or any other information within the definition of personal data under data protection legislation applicable to that Party from time to time (“Personal Information”); or

(b)	process any Personal Information originating from the other Party other than Business Contact Data and Passport Information received from the other Party.

14.2

Processing. The Parties acknowledge and agree that each Party may process any Business Contact Data and Passport Information received from the other Party as controller (as such term is defined in applicable data protection legislation) for the purpose of: (a) carrying out diligence and administrative tasks prior to the provision or receipt of the Services; (b) providing the Services, (c) applicable legal or regulatory requirements; (d) requests and communications from competent authorities, courts or tribunals; (e) protecting its rights; and (f) administrative, financial accounting, risk analysis, fraud/crime prevention and business relationship purposes (the “Purposes”). The Parties further acknowledge that Business Contact Data and Passport Information may be disclosed by the receiving Party to, and processed by, other members of the receiving Party’s group of companies, competent authorities, courts and tribunals, the receiving Party’s professional advisors, and other third party service providers of the receiving Party (“Disclosees”) for one or more of the Purposes.

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14.3	Legal Requirements.

(a)	Each Party shall comply with data protection legislation applicable to that Party from time to time when processing Business Contact Data and Passport Information.

(b)

Each Party shall ensure that any Business Contact Data or Passport Information one Party makes available to the other Party has been collected lawfully, fairly and in a transparent manner so as to enable such Business Contact Data or Passport Information to be processed by the receiving Party and its Disclosees for all of the Purposes.

14.4

Notice. If, notwithstanding Section 14.1, BFA accidentally, unknowingly or otherwise discloses to Provider Personal Information other than Business Contact Data or Passport Information of which Provider becomes aware, Provider shall notify BFA promptly and shall, at the discretion of BFA, return or destroy such Personal Information.

14.5

Data Protection Agreement. In the event that the Parties agree to the processing of Personal Information, other than Business Contact Data, under or pursuant to this Agreement (including as a result of a change to the Services), the Parties agree to enter into a Data Protection Agreement mutually agreed upon at such time.

14.6

Privacy Notices. The Parties shall each make available to the other its privacy notice (as may be in effect from time to time) detailing the way in which Personal Information is processed. BFA’s Client and Vendor Privacy Notice can be found at https://www.blackrock.com/corporate/compliance/privacy-policy (or such future URL as may be used by BFA from time to time). Provider’s applicable Privacy Notices can be found at https://www.bnymellon.com/us/en/privacy-policy.html.

15.	INTELLECTUAL PROPERTY RIGHTS

15.1

Generally. This Article 15 sets forth the Parties’ rights with respect to certain Intellectual Property Rights created, used or otherwise made available in connection with this Agreement. As between the Parties, the rights apply as set forth in this Article 15 whether created by Provider Personnel solely or working jointly with any BFA Recipient or others to perform the work in question.

15.2

Independent Work. BFA and Provider shall each exclusively retain all Intellectual Property Rights which they (or their Affiliates or, solely with respect to Provider, its Subcontractors) create that constitute Independent Work.

15.3

Work Product. All Work Product shall be exclusively owned by BFA, and Provider hereby assigns, and shall cause its Affiliates, Subcontractors and all Provider Personnel to assign, to BFA all right, title and interest in and to the Work Product. To the extent any Work Product has applicability to Provider’s provision of similar services to Provider client’s generally and does not constitute Confidential Information of BFA or BFA Recipients and to the extent not otherwise agreed in writing by BFA and Provider, BFA shall grant to Provider a non-exclusive, worldwide, non-transferable, perpetual, irrevocable, non-terminable (except for terminations in connection with certain breach events), fully paid-up, royalty-free license to use, load, access, execute, store, transmit, copy, display, perform and otherwise exploit such Work Product in connection with the provision of services similar to the Services to Provider’s clients on terms to be negotiated in good faith by BFA and Provider; provided that no such license shall become effective prior to the date that is two (2) years from the date such Work Product is first used commercially or in production by BFA or a BFA Recipient in connection with the Services.

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15.4

Certain Derivative Works and Feedback Intellectual Property. Except as may be otherwise agreed in writing by BFA and Provider, as between BFA and Provider, (a) any derivative works based on the Independent Work of Provider or any of its Affiliates or Subcontractors that are created by or for Provider or any of its Affiliates or Subcontractors at BFA’s or any BFA Recipient’s written Project request pursuant to Section 2.1 of Exhibit B (such derivative works, “BFA Requested Derivatives”) and (b) any Feedback Intellectual Property shall be owned by Provider, including, without limitation, any modification or derivative works thereof. Provider hereby grants, and shall cause its Affiliates and Subcontractors, as applicable, to grant, to BFA a non-exclusive, worldwide, transferable, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free license, with the right to sublicense through multiple tiers, to use, load, access, execute, store, transmit, copy, display, perform, modify, create derivative works of and otherwise exploit such BFA Requested Derivative Works and Feedback Intellectual Property in any manner whatsoever; provided that, solely with respect to each BFA Requested Derivative created as part of the Services under this Agreement, such license shall be exclusive to BFA for a period of one (1) year from the date that such BFA Requested Derivative is delivered to BFA or the applicable BFA Recipient or implemented for or on behalf of BFA or the applicable BFA Recipient by Provider (or any of its Affiliates or Subcontractors).

15.5

BFA Intellectual Property License Grant. BFA hereby grants, on behalf of itself and its Affiliates, to Provider a limited, worldwide, non-transferable, revocable, fully paid-up, royalty-free license, without the right to sublicense except as may be separately agreed by BFA and Provider in writing, to use, load, access, execute, store, transmit, copy, display, perform, modify and create derivative works of the Independent Work of BFA or any of its Affiliates and Work Product, solely to the extent and for the duration necessary to perform the Services for the benefit of BFA and BFA Recipients (and not for the benefit of any third party, unless expressly authorized by BFA in writing). In connection with the exercise of the foregoing license, Provider shall not (a) delete, remove or in any way obscure any of BFA’s or its Affiliates’ proprietary notices on such Intellectual Property Rights or (b) in copying any such Intellectual Property Rights, interfere with the display or reproduction of such proprietary notices. For the avoidance of doubt, any modification or derivative works of such Independent Work or Work Product, including any such modifications or derivative works created by Provider or its Affiliates or Subcontractors, shall constitute Work Product and be exclusively owned by BFA in accordance with the terms of this Article 15.

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15.6

Provider Intellectual Property License Grant. Provider hereby grants, and shall cause its Affiliates and Subcontractors to grant, to BFA and the BFA Recipients: (a) unless BFA approves the inclusion of data and information of any Authorized Data Sources and/or any Provider Third Party Technology with a different license grant after Provider’s written notice to BFA addressing the limitations and restrictions in the data and information of such Authorized Data Sources and/or any Provider Third Party Technology, a non‑exclusive, worldwide, transferable, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free license, with the right to sublicense through multiple tiers, to use, load, access, execute, store, transmit, copy, display, perform, modify, create derivative works of and otherwise exploit the Independent Work of Provider or any of its Affiliates or Subcontractors, any data and information of Authorized Data Sources and/or any Provider Third Party Technology, solely to the extent any such Independent Work, data and information and/or Provider Third Party Technology is incorporated in or necessary or useful to practice, use or otherwise exploit any Work Product, BFA Requested Derivatives, or any other deliverable embedded in the Work Product or BFA Requested Derivatives provided under this Agreement (including, for the avoidance of doubt, any such deliverable that is comprised, in whole or in part, of any Independent Work of Provider or any of its Affiliates or Subcontractors, any data and information of any Authorized Data Sources and/or any Provider Third Party Technology), and solely for use with or other exploitation of such Work Product, BFA Requested Derivatives or other deliverable embedded in the Work Product or BFA Requested Derivatives; and (b) a limited, non-exclusive, worldwide, non-transferable, irrevocable, non-terminable, fully paid-up, royalty-free license, with the right to sublicense through multiple tiers, to use, load, access, execute, store, transmit, copy, display, perform, modify, create derivative works of and otherwise exploit the Independent Work of Provider or any of its Affiliates and Subcontractors and/or any other deliverable provided under this Agreement (including, for the avoidance of doubt, any deliverable that is comprised, in whole or in part, of any Independent Work of Provider or any of its Affiliates or Subcontractors, any data and information of any Authorized Data Sources and/or any Provider Third Party Technology and any deliverable provided during or in connection with any obligations during any transition period provided for under this Agreement), any data and information of Authorized Data Sources, any Provider Third Party Technology, solely to the extent and for the duration necessary (or with respect to Provider’s Independent Work useful) to receive and enjoy the benefit of the Services (including, for the avoidance of doubt, any transition period provided for under this Agreement). In connection with the exercise of the foregoing licenses, neither BFA nor the BFA Recipients shall (x) delete, remove or in any way obscure any of Provider’s or its Affiliates’ or Subcontractors’ proprietary notices on such Intellectual Property Rights or (y) in copying any such Intellectual Property Rights, interfere with the display or reproduction of such proprietary notices. For the avoidance of doubt, any modification or derivative work of the Independent Work of Provider, its Affiliates or Subcontractors shall be exclusively owned by Provider and licensed to BFA and the BFA Recipients to the extent set forth under this Section 15.6; provided, however, that neither BFA or any BFA Recipient shall be obligated to disclose, provide or deliver to Provider or any of its Affiliates or Subcontractors, in any manner, any such modification or derivative work of the Independent Work of Provider, its Affiliates or Subcontractors created by or for BFA or any BFA Recipient, other than by Provider, its Affiliates or Subcontractors, and any modification or derivative works of any information and data of Authorized Data Sources and/or Provider Third Party Technology shall be exclusively owned by the applicable Authorized Data Source or third party and licensed to BFA and the BFA Recipients to the extent set forth under this Section 15.6.

16.	CONTRACT AND PROJECT MANAGEMENT

16.1

Governance, Meetings and Reports. Provider acknowledges and agrees that one of the key business requirements of the BFA Recipients is for Provider to provide the Services in a consistent, integrated manner across all Provider locations, regardless of geography. To meet such requirement, Provider will organize its relationship with the BFA Recipients and its service delivery team in accordance with the governance committee, processes and procedures set forth in the Service Level Schedule and this Article 16.

16.2

Change Procedures. Any Change to the general terms and conditions herein (including changes to the Schedules and Attachments) will be made in accordance with Exhibit B. Each Party agrees to consider in good faith any Change request of the other Party and will not unreasonably withhold, condition or delay its approval of any such request.

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17.	AUDIT / RECORDS / LEGAL DISCOVERY

17.1

BFA Audit Rights. Unless prohibited by applicable Laws, the BFA Recipients, their auditors (internal or external) and regulators (to the extent legally required), each as a BFA Recipient may from time to time designate (collectively, the “BFA Auditors”), may perform audits, inspections and examinations of: (x) any location or facility or portion thereof at or from which Provider Personnel are providing the Services; (y) Subcontractors (subject to the limitations in Section 17.2(a)(iv) below); and (z) data, books, logs, records and other documentation in any media relating to the Services for the following purposes:

(a)

to verify and ascertain the accuracy and correctness of volume calculations, Service Levels and other measures of performance, Fees, credits and other amounts due and payable to the applicable Parties hereunder (including by means of access to the most recent publicly available audited financial statements of Provider and/or its Subcontractors, as applicable, and relevant information on applicable insurance coverages to the extent available to Provider);

(b)

to verify the confidentiality, integrity and availability of BFA Confidential Information and Provider’s or its Subcontractors’ compliance with their duties and obligations with respect to information protection, security, conflicts of interest and confidentiality;

(c)

to assess (A) Provider’s compliance with its data security obligations hereunder and (B) whether any incident has occurred that has compromised the security of Provider Technology in a manner such that BFA Data has been improperly disclosed or altered (a “Data Security Breach”); provided that such access may include access to Provider Technology consistent with the access provided to BFA Recipients in connection with the Services, but excluding (I) access to Provider Technology that would permit the auditor to view information of other clients of Provider and (II) the ability to perform any penetration or similar testing;

(d)

to verify Provider’s compliance with Provider Laws in any country from or to which Services are provided, including to verify the integrity and correctness of the training and certification qualifications offered to and obtained by Provider Personnel where training or certification is required to comply with Provider Laws;

(e)	to verify the integrity of any data provided by Provider hereunder;

(f)	to verify Provider’s compliance with regulatory inquiries relating to the BFA Recipients;

(g)	[Reserved]

(h)	to verify Provider’s compliance with policies and procedures of a BFA Recipient to which Provider is required to comply hereunder; and

(i)	to verify Provider’s compliance with any other provision of this Agreement.

Provider will make Provider Personnel available to the BFA Auditors for the purposes described in this Section 17.1. Notwithstanding the foregoing, (i) to the extent required by Provider’s policies and procedures relating to data security, Provider may provide summary materials in lieu of the full text of policies, procedures, test results (in which BFA does not participate), and other similar documentation, and (ii) the scope of BFA’s access to Provider’s premises and personnel and review rights with respect to Provider’s BCP Plan shall be as agreed by the Parties in writing from time to time.

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17.2	Limitations and Cooperation.

(a)	Limitations.

(i)

Audits will be conducted during Provider’s business hours and upon reasonable notice to Provider except in the case of emergency or as otherwise may be legally required. Each BFA Recipient and the BFA Auditors will: (A) comply with Provider’s reasonable security and confidentiality requirements when accessing locations, facilities or other resources owned or controlled by Provider; and (B) cooperate with Provider to minimize any disruption to Provider’s business activities, subject to the requirements of any regulatory authorities.

(ii)

Audit rights of the BFA Recipients will be subject to Provider’s rights to impose reasonable limitations on the frequency and timing of such audits and inspections requested by the BFA Recipients, except that Provider will not limit the frequency or timing of audits or inspections by regulators of the BFA Recipients.

(iii)

Provider will not disclose or make any information available or provide access to: (A) the extent that such information is subject to legal privilege; (B) the extent that disclosure or access would result in a breach of law or duty of confidentiality or privacy owed to a third party or any Provider Personnel; (C) the extent that such information is unrelated to the BFA Recipients or the provision of the Services; (D) Provider’s internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions; or (E) the extent that such access by the BFA Recipients would, in Provider’s reasonable opinion, compromise the security of its technology systems.

(iv)

Any audits of Subcontractors permitted hereunder shall be subject to all terms and conditions applicable thereto under any agreement between Provider and such Subcontractors, which audit rights Provider will request in good faith from such Subcontractor.

(b)	Provider Cooperation.

(i)

Subject to the limitations set forth in Section 17.2(a), Provider and Provider Personnel will provide such assistance as may be reasonably required to carry out audits as permitted hereunder, including providing reasonable use of Provider locations, facilities and other resources reasonably required in connection therewith, subject to reimbursement for any material out-of-pocket expenses incurred by Provider in cooperating with audit activities directed by a BFA Recipient that are outside the ordinary course of customary audits that would be expected in connection with services similar to the Services.

(ii)

Subject to the limitations set forth above, Provider further agrees to cooperate with and facilitate: (A) audits of BFA Recipients conducted by independent auditors; and (B) audits or performance of “agreed upon procedures” by outside auditors as requested by the BFA Recipients.

17.3	Audit Follow-Up and Remedial Action.

(a)

Audit Follow-Up. At the conclusion of an audit or examination, Provider will have an opportunity to review issues identified during the review, and will cooperate with the applicable BFA Recipients to provide factual concurrence with issues identified in the review. Provider and such BFA Recipients will meet to review each final audit report promptly after the issuance thereof.

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(b)

Compliance Corrections. If an audit reveals any breach by Provider of any of its material obligations hereunder and Provider is notified of such breach, Provider will promptly use Commercially Reasonable Efforts to cure such breach, provided such breach is capable of cure. To the extent that any BFA Recipient becomes aware of a breach revealed by an audit, such BFA Recipient will notify Provider of such breach.

(c)

Overcharge. If, as a result of an audit regarding Provider’s charges, it is determined that Provider has overcharged a BFA Recipient, such BFA Recipient will notify Provider of the overcharged amount and Provider will promptly pay to such BFA Recipient or BFA, on behalf of such BFA Recipient, such amount plus interest at the prevailing Federal Funds rate, calculated from the date of Provider’s receipt of the overcharged amount until the date of payment to such BFA Recipient or BFA, on behalf of such BFA Recipient. If any such audit reveals an undercharge to Provider of five percent (5%) or more of the annual service charges for the period audited, the BFA Recipient will notify Provider and pay such undercharge, without interest, within thirty (30) days of discovery of such undercharge. If any such audit reveals an overcharge to a BFA Recipient of five percent (5%) or more of the annual service charges for the period audited, Provider will, at the option of such BFA Recipient, issue to such BFA Recipient or BFA, on behalf of such BFA Recipient, a credit (including such interest) against the charges attributable to the overcharge and reimburse such BFA Recipient for the reasonable out-of-pocket expenses of such audit relating to such charges.

17.4	Provider-Conducted Audits.

(a)

Generally. Provider will conduct all audits under this Section 17.4 pertaining to the Services through an independent auditor, generally consistent with Provider’s audit practices, except to the extent otherwise expressly provided hereunder. Such independent auditor may be Provider’s internal audit department, provided that Provider reasonably determines that this department is operated independently of the business lines it audits and BFA receives a SOC audit pursuant to this Section 17.4. To the extent that Provider becomes aware of a breach revealed by an audit pursuant to this Agreement, Provider will notify the BFA Recipients of such breach.

(b)	SOC Audit.

(i)

Provider will cause either a SOC 1 or a SOC 2 audit to be conducted at least annually, which audit conducted pursuant to this Agreement will not be materially diminished in scope as compared to the scope of Provider’s SOC 1 or SOC 2 audits performed as of the Effective Date.

(ii)

Provider will promptly provide each BFA Recipient with its updated SOC report, if any, upon request, which request may be made on an annual basis. To the extent Provider obtains a SOC-2 report after previously only obtaining a SOC 1 report, Provider will provide BFA with its updated SOC 2 results. Thereafter, Provider will provide to the BFA Recipients certifications indicating material changes to Provider’s internal control environment with such frequency as the BFA Recipients may reasonably request to discharge their duties under applicable Law.

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(c)	Data Security and Confidentiality Audits.

(i)

If Provider does not provide a SOC 2 audit pursuant to Section 17.4(b) above, Provider shall perform an audit for the purpose of determining compliance by Provider with its data security obligations under this Agreement and shall be conducted at least annually.

(ii)

BFA shall be entitled to such summary report of the audit that will describe whether Provider has met its data security obligations hereunder and whether or not a Data Security Breach has occurred, but that shall otherwise exclude information that Provider reasonably deems appropriate to exclude.

(iii)

If any such audit reveals that Provider has failed to meet its data security obligations hereunder or that a Data Security Breach has occurred, upon BFA’s request (and at Provider’s sole cost and expense), Provider shall: (A) provide the affected BFA Recipients with sufficient information to determine the length, scope and impact of such failure; and (B) perform a follow-up audit to determine whether Provider has: (I) cured its failure to meet its data security obligations hereunder; or (II) remediated the Data Security Breach such that an improper disclosure or alteration of BFA Data is no longer reasonably likely to occur as a result of the incident giving rise to the follow-up audit.

(iv)	Additional follow-up audits may be required to the extent any such audit reveals that the data security matters have not been remediated in all material respects.

(v)	The results of any such audits and reports provided in connection therewith shall be Confidential Information of Provider.

17.5

Record Maintenance and Retention. Provider will maintain accurate, complete, and up-to-date books and records relating to the Services which constitute part of the BFA Recipients’ official books and records for purposes of the BFA Recipient Laws. Provider will maintain such books and records in compliance with applicable Provider Laws (which will be deemed to include, as may be applicable with respect to a particular BFA Recipient, without limitation, Section 17 of the Exchange Act and the rules thereunder) and in a mutually-agreed form sufficient for the purposes of enabling the BFA Recipients to comply with BFA Recipient Laws. Any records required to be maintained by any recordkeeping obligations under the Rule 17Ad-6 and Rule 17Ad-7 under the Exchange Act, each as may be applicable with respect to a particular BFA Recipient (“Required BFA Recipient Records”), will be preserved for the periods and maintained in a manner prescribed under such rules. Each BFA Recipient and its authorized representatives (including those of its commodity pool operator and commodity trading advisor), and employees and agents of the SEC, CFTC and NFA, as applicable, shall have reasonable access to Provider’s records relating to the Services at all times during Provider’s normal business hours. The BFA Recipients will retain ownership of such books and records, with each BFA Recipient owning those books and records that pertain to the Services provided hereunder to which such BFA Recipient is a party; provided, however, that BFA acknowledges that Provider shall own the custody records to the extent they are not Required BFA Recipient Records. Provider will report as soon as possible any matters that are reasonably likely to materially adversely affect performance of its record maintenance and retention obligations hereunder. Unless prohibited by applicable Laws, Provider will maintain and provide access upon a BFA Recipient’s request to the records, documents and other information (other than any BFA Data or BFA Confidential Information returned by Provider in accordance herewith) required to comply with audit rights hereunder until the later of: (a) ten (10) years after expiration or termination of this Agreement or such longer period required by applicable Law; or (b) when pending matters relating hereto (e.g., disputes) are closed or applicable statutes of limitations have lapsed. In the event of a termination or expiration of Services provided hereunder, all related records will be delivered to the BFA Recipient as of the date of termination or expiration or at such other time as may be mutually agreed upon by the Parties.

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17.6

Communication with Regulators. If a Party receives any inquiry from any regulator regarding Provider, BFA, a BFA Recipient or its Shareholders in relation to the Services, then, except to the extent such inquiry relates to other customers or clients of Provider, a BFA Recipient or its shareholders, such Party will, to the extent legally permissible, consult the other Parties before responding to such inquiry and will comply with the such other Party’s reasonable requests regarding the content or timing of such response; provided, however, that the foregoing shall not limit or restrict Provider, BFA, or any BFA Recipient in any manner in complying with its regulatory obligations in a manner that it, in its sole discretion, shall determine to be compliant with applicable Law or necessary for the maintenance of its ongoing relationships with its regulatory authorities.

17.7

Regulatory Assistance. Provider will permit regulators with jurisdiction over BFA or any BFA Recipient to examine Provider’s activities relating to its performance under this Agreement and the Services. Subject to Section 17.6, Provider will cooperate and provide all information reasonably requested by the regulator in connection with any such examination and provide reasonable assistance and access to all equipment, records, and systems requested by the regulator relating to the Services.

17.8

Legal Discovery. Provider acknowledges and agrees that each BFA Recipient is required to preserve and produce electronic data in support of such BFA Recipient’s legal discovery obligations, as they may arise, for investigations and/or litigation. As part of the Services, and to the extent not prohibited by applicable Laws, Provider will make available to such BFA Recipient BFA Data that Provider maintains and that is the subject of any legal discovery obligation of such BFA Recipient, subject to reimbursement for out-of-pocket costs reasonably incurred by Provider to the extent such assistance is not capable of being performed by Provider Personnel during normal business hours without disruption to the Services.

17.9

Other Disclosures. Provider will furnish each BFA Recipient with such daily information regarding the positions and activity of the BFA Recipient’s Cash Assets, Securities and other assets, as Provider and such BFA Recipient will from time to time agree.

18.	CONFIDENTIALITY

18.1	Definition of Confidential Information.

(a)	Definition.

(i)

“Confidential Information” of a Party means any non-public, commercially sensitive information belonging to, concerning or in the possession or control of a Party or its Affiliates (the “Furnishing Party”) that is furnished, disclosed or otherwise made available of the other Party or its Affiliates (the “Receiving Party”), and which is:

(A)	either marked or identified in writing as confidential, proprietary, secret or with another designation sufficient to give notice of its sensitive nature;

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(B)	of a type that a reasonable person would recognize it to be commercially sensitive; or

(C)	BFA Confidential Information or Provider Confidential Information.

(ii)

“BFA Confidential Information” includes all information to which Provider has access in BFA Locations or systems, BFA Proprietary Information, BFA Data, BFA Software and other Intellectual Property Rights of BFA Recipients and related systems access codes and information concerning BFA Recipients and their Affiliates’ existing or proposed products, product types, product structures, product strategies, target markets, timing of new product launches, historic trade data, fund performance data, corporate actions determinations, trading information, trading strategies, processes, trend information, securities lending data and markets, billing data, marketing strategies, financial affairs, employees, shareholder list and information related to shareholders, customers or suppliers, and any non-public personal information as defined by Regulation S-P, regardless of whether or how it is marked.

(iii)

“Provider Confidential Information” includes Provider proprietary information, Work Product and all other Intellectual Property Rights of Provider, client lists, marketing strategies, and all data and information concerning Provider’s clients, in their capacity as Provider’s clients, financial affairs, product types, product structures, product strategies, timing of new product launches, and fees for Services or other products or services, regardless of whether or how such materials are marked.

(b)

No Implied Rights. Each Party’s Confidential Information will remain the property of that Party. Nothing contained in this Article 18 will be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or by implication, any rights or license to the Confidential Information of the other Party. Any such obligation or grant will only be as provided by other provisions of this Agreement.

(c)

Exclusions. None of the Confidential Information, Provider Confidential Information or BFA Confidential Information shall include any information that the Receiving Party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the Receiving Party; (iii) was in possession of the Receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (v) was independently developed by the Receiving Party without use of the Confidential Information of the Furnishing Party. Any exclusion from the definition of Confidential Information contained herein will not apply to Personal Information.

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18.2	Confidentiality Obligations.

(a)

Generally. The Receiving Party will: (i) not disclose, publish, release, transfer or otherwise make available the Furnishing Party’s Confidential Information in any form to, or for the use or benefit of, any person or entity without the Furnishing Party’s consent; (ii) secure and protect the Furnishing Party’s Confidential Information from unauthorized use or disclosure by using at least the same degree of care as the Receiving Party employs to avoid authorized use of or disclosure of its own Confidential Information, but in no event less than reasonable care; and (iii) not duplicate any material containing the Furnishing Party’s Confidential Information except in the direct performance of its obligations hereunder. Confidential Information may not be used by the Receiving Party or any of its Affiliates, officers, directors, agents, professional advisors, subcontractors and employees other than for the purposes contemplated by this Agreement. In connection with the provision of the Services and the discharge of its other obligations under this Agreement, Provider may collect and store BFA Confidential Information and share such BFA Confidential Information with its Affiliates, Subcontractors, Authorized Data Sources, Third Party Market Utility Providers, and agents solely to the extent reasonably necessary to carry out (A) the provision of Services contemplated under this Agreement, and (B) the internal management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, and legal and regulatory compliance.

(b)	Provider Duties. In addition to its other obligations with respect to BFA Confidential Information, Provider will:

(i)

not permit any BFA Confidential Information to be disclosed to any entity that competes with any BFA Recipient or any products thereof (including the asset management division of Provider or its asset management Affiliates) or other clients;

(ii)

provide access to BFA Confidential Information to its employees only on a need‑to‑know basis for the provision of Services hereunder and will not provide such access to Confidential Information to any employee who directly services a business that competes now or in the future with BFA Recipients (provided that BFA Data may be provided to Provider employees performing Services on a shared services basis so long as such employees are advised as to Provider’s confidentiality obligations hereunder and instructed to comply therewith and are only permitted to share such BFA Data with other shared services employees);

(iii)	protect BFA Confidential Information, by configuration of its information and processing systems or by adopting other appropriate measures;

(iv)	include in its agreements with each of its Subcontractors confidentiality terms, which, taken as a whole, will be protective of BFA Confidential Information; and

(v)	take such other actions as the Parties may agree from time to time.

(c)	Notice of Unauthorized Acts. The Receiving Party will:

(i)	notify the Furnishing Party promptly upon its becoming aware of any unauthorized possession, use, or knowledge of the Furnishing Party’s Confidential Information by any person;

(ii)

promptly furnish to the Furnishing Party full details that the Receiving Party has or may obtain regarding such unauthorized access and use reasonable efforts to assist the Furnishing Party in investigating or preventing the reoccurrence of any such access;

(iii)	cooperate with the Furnishing Party in any litigation and investigation against third parties deemed reasonably necessary by such Party to protect its proprietary rights; and

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(iv)	promptly take all reasonable actions necessary to prevent a reoccurrence of any such unauthorized access.

18.3	Permitted or Required Disclosures.

(a)

The Receiving Party may disclose relevant aspects of the Furnishing Party’s Confidential Information to its Affiliates, officers, directors, agents, professional advisors, subcontractors and employees and other third parties (including Governmental Authorities), to the extent that such disclosure is not restricted hereunder and only to the extent that such disclosure is reasonably necessary for: (i) the performance of its duties and obligations hereunder; (ii) the exercise of its rights hereunder or (iii) compliance with relevant reasonable policies and practices of its internal audit, risk management, and legal oversight functions. Provider may also disclose Confidential Information of BFA or any BFA Recipient to Third Party Providers in accordance with Proper Instructions and applicable Service Levels.

(b)

The Receiving Party will take all reasonable measures to ensure that the Furnishing Party’s Confidential Information is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, subcontractors and employees.

(c)	The Parties’ respective obligations in this Article 18 will not restrict any disclosure required pursuant to any Law or legal or regulatory process; provided, however, that:

(i)

where legally permitted and reasonably practicable to do so, the Receiving Party will give reasonable and prompt advance notice of such disclosure requirement to the Furnishing Party and give the Furnishing Party reasonable opportunity to object to and contest such disclosure, to the extent legally permissible; and

(ii)	the Receiving Party will use reasonable efforts to secure confidential treatment for any such information that is required to be disclosed.

18.4	Return or Destruction.

(a)	As requested by the Furnishing Party during the Term, the Receiving Party will return or provide the Furnishing Party a copy of any designated Confidential Information of the Furnishing Party.

(b)

The Receiving Party will return or, at the Furnishing Party’s option, destroy all copies of materials containing the Furnishing Party’s Confidential Information upon the Receiving Party’s cessation of work, completion of its obligations associated with such information hereunder or upon any earlier termination of this Agreement for any reason whatsoever, except to the extent:

(i)

that this Agreement provides for the Receiving Party to continue to use or retain items that constitute or contain the Furnishing Party’s Confidential Information after the date of expiration or termination; or

(ii)	otherwise required to comply with Law or to defend or pursue claims arising under this Agreement.

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In addition, the Receiving Party will destroy all notes, memoranda, compilations, derivative works, data files or other materials prepared by or on behalf of the Receiving Party that contain or otherwise reflect or refer to Confidential Information of the Furnishing Party to the extent reasonably practicable.

(c)

At the Furnishing Party’s request, the Receiving Party will certify in writing that it has returned or destroyed all copies of the Furnishing Party’s Confidential Information in the possession or control of the Receiving Party or any of its Affiliates, officers, directors, agents, professional advisors, subcontractors and employees.

(d)	The Receiving Party will dispose of any “consumer report information,” as such term is defined in Regulation S-P.

18.5

Duration of Confidentiality Obligations. The Receiving Party’s obligations under this Article 18 apply to Confidential Information of the Furnishing Party disclosed to the Receiving Party before or after the Effective Date and will continue during the Term and survive the expiration or termination of the Agreement as follows:

(a)

as to any portion of the Furnishing Party’s Confidential Information that constitutes a trade secret under applicable law, the obligations will continue for as long as the Furnishing Party continues to treat such information as a trade secret; and

(b)

as to all other Confidential Information of the Furnishing Party, the obligations will survive for two (2) years after the Receiving Party’s fulfillment of its obligations under Section 18.4 with respect to the Confidential Information in question.

19.	REPRESENTATIONS AND WARRANTIES

19.1	By Provider. Provider makes the following representations, warranties and covenants to each BFA Recipient:

(a)

Custodian Eligibility. Provider represents and warrants that it (i) has and will maintain at least the minimum qualifications required to act as custodian of the Cash Assets of each BFA Recipient, and (ii) is otherwise qualified and eligible to act as custodian under the terms of this Agreement.

(b)

Policies and Procedures. Provider represents and warrants that it has adopted, and covenants that it shall continue to adopt, written policies and procedures that are reasonably designed to prevent violation of the “Federal Securities Laws,” as such term is defined in Rule 38a-1 under the Investment Company Act of 1940, as amended., with respect to (i) the Fund Administration and Accounting Services to be provided to the BFA Recipients under Article 4 and (ii) the Transfer Agency Services to be provided to the BFA Recipients under Article 5.

(c)

Adequate Resources, Skill and Experience. Provider warrants and covenants that it will use adequate numbers of qualified Provider Personnel with suitable training, education, experience and skill to perform the Services in accordance with the Standard of Care. Provider represents that it is skilled and experienced in providing services similar to the Services for customers other than the BFA Recipients.

(d)

Software Ownership. Provider is authorized to grant to the BFA Recipients such rights, title, interest and ownership (or license rights to use, as applicable) necessary for BFA or BFA Recipients to use any Provider Technology provided to BFA or BFA Recipients in connection with BFA’s and BFA Recipients’ right to use the Services provided hereunder and in accordance with the terms hereof.

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(e)	[Reserved]

(f)

Equal Opportunity Employer. Provider is an equal opportunity employer complying with all applicable Laws relating to equal opportunity employment, and will maintain in effect and use reasonable efforts to adhere to a corporate policy intended to maintain such compliance. Provider acknowledges that BFA considers inclusion and diversity at BFA as key to BFA’s success. BFA is committed to developing a supplier and service provider base that is diverse and reflects all the markets, clients and communities BFA serves and BFA expects its service providers to operate in a similar manner. Upon request, Provider will provide BFA with information on the actions it is taking in furtherance of this goal.

(g)	No Debarment. Neither Provider nor any of Provider Personnel to Provider’s knowledge:

(i)	has been debarred by a Governmental Authority;

(ii)	has currently, or has had in the past, a debarment proceeding initiated against them by a Governmental Authority; or

(iii)

will use, in any capacity, in connection with the activities to be performed hereunder, any person or entity who, to Provider’s knowledge, has been debarred or against whom a debarment proceeding has been initiated by any Governmental Authority.

If Provider learns that a person or entity performing on its behalf hereunder has been debarred by any Governmental Authority, or has become the subject of debarment proceedings by any Governmental Authority, Provider will promptly so notify the applicable BFA Recipients and will prohibit such person or entity from performing on Provider’s behalf hereunder, unless otherwise consented to in writing by such BFA Recipients.

(h)

Qualifying Office. Provider is a securities intermediary with respect to each BFA Account. Provider had on the date that Provider and the BFA Recipient entered into this Agreement an office in the State of New York or another State (as defined in the UCC) that engaged in the regular activity of maintaining securities accounts.

19.2	By the BFA Recipients. Each BFA Recipient makes the following representations, warranties and covenants to Provider:

(a)

Regulation GG. Such BFA Recipient does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233). Such BFA Recipient shall promptly notify Provider if it does engage in an Internet gambling business; provided, however, failure of such BFA Recipient to notify Provider shall not result in any additional Provider rights pursuant to Article 10 or any additional right to indemnification by BFA or such BFA Recipient pursuant to Article 21. In accordance with Regulation GG, such BFA Recipient is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with Provider pursuant to this Agreement or otherwise between or among any Party hereto.

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(b)	Each BFA Recipient represents and warrants that it has policies and procedures reasonably designed to determine the value of the BFA Recipient’s Digital Assets for financial statement purposes.

(c)	Each of BFA and each BFA Recipient represents and warrants that:

(i)	The BFA Recipient and BFA are knowledgeable about currency, Digital Assets, securities and commodities trading, as applicable, and aware of the risk of substantial loss in such trading;

(ii)	The BFA Recipient and BFA are knowledgeable about Digital Asset networks, cryptography, open source technology and protocols;

(iii)

A registration statement under the Securities Act on behalf of the BFA Recipient will become effective prior to any sales of Shares of a BFA Recipient (excluding seed contribution, if any), will remain effective, and appropriate state securities law filings will be made prior to any sales of Shares of a BFA Recipient and will continue to be made, with respect to all Shares of the BFA Recipient being offered;

(iv)

The BFA Recipient or BFA, as trustee of the BFA Recipient, will maintain policies and procedures reasonably designed to ensure that all investments for the BFA Recipient are conducted in compliance with BFA Recipient Laws, including applicable AML Laws, and it will cooperate with Provider and provide reasonable assistance with Provider in connection with any inquiries related to AML Laws or Sanctions; and

(v)	The BFA Recipient is not relying on or engaging Provider to provide any storage or other custodial services in respect of any Digital Assets.

19.3	Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other that:

(a)	Power and Authority. It has the requisite corporate power and authority to enter into, and to carry out the transactions contemplated by, this Agreement.

(b)	No Inducements. Such Party has not violated applicable Laws or regulations or policies in connection with securing this Agreement.

(c)

Duly Authorized and No Material Default. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby: (i) have been duly authorized by the requisite corporate action on the part of such Party and will not constitute a violation of any judgment, order or decree; and (ii) will not constitute a material default under any material contract by which it or any of its Affiliates or any of their respective material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default.

(d)	Adequate Rights.

(i)

It has obtained and will retain, at its sole expense, any and all necessary rights, licenses, consents and approvals from Governmental Authorities and third parties to perform its obligations hereunder, including the right to grant the other Party any rights granted hereunder.

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(ii)

It is the owner of, or has the right to use and grant access to, any Intellectual Property Rights made available to the other Party hereunder to which it is a signatory, including in the case of Provider, any Work Product, Independent Work, or Provider Technology that it makes available.

(e)

No Pending Proceedings; Litigation. There is no claim, litigation, proceeding, arbitration, investigation or material controversy pending or, to the knowledge of such Party, threatened that challenges or may have a material adverse effect on any of the provision of Services contemplated herein.

(f)

Foreign Corrupt Practices Act. Neither it nor any of its Affiliates or agents, nor any officer or employee of it or its Affiliates or agents, has taken or will take any action or make any payment in violation of, or which may cause it, its Affiliates or agents to be in violation of, the Foreign Corrupt Practices Act of 1977, as amended, or any comparable Laws in any country from or to which Service is provided. Such Party further represents that no person employed by it or any of its Affiliates in connection with its obligations hereunder to which it is a signatory is an official of the government of any country or of any agency thereof, and that no part of any monies or consideration paid hereunder will accrue for the benefit of any such official.

20.	INSURANCE AND RISK OF LOSS

20.1

Generally. Provider will, throughout the Term, maintain in full force and effect from an insurer who is rated at least “A-” or better in Best’s Insurance Guide, or is otherwise acceptable to a BFA Recipient, customary insurance coverage for its operations worldwide, with coverages and terms as may be agreed by the Parties from time to time. Where applicable, all required insurance will be primary, and all insurance or self‑insurance maintained by BFA Recipients is strictly excess and secondary and will not contribute with BFA Recipients’ insurance or self-insurance. Provider agrees to be liable for all costs within the deductible or self-insured retentions.

20.2

Evidence of Coverage. Within ten (10) days from the Effective Date, Provider will provide to the BFA Recipients a then-current listing of its insurance coverage relevant to this Agreement and will, upon request therefor, provide an updated listing of such coverage. Provider shall notify BFA Recipients of any cancellation or material reduction of coverage within thirty (30) days of Provider’s receipt of notice of such cancellation or material reduction.

20.3	Jurisdictions. Each Party will ensure that the insurance required of it permits payment in each of the jurisdictions in which its insured is permitted to do business.

21.	INDEMNIFICATION

21.1

By Provider. Subject to this Article 21 and Article 22, Provider will indemnify, defend and hold harmless BFA and the BFA Recipients and their respective Affiliates, and their and their Affiliate’s respective officers, directors, employees, agents and permitted successors and assigns from any and all Losses arising from or in connection with any third party claim or threatened third party claim to the extent that such Losses are based on or arising out of any of the following:

(a)

a material breach by Provider, any Provider Personnel or any Subcontractor of any of Provider’s obligations hereunder (including data protection, information security or confidentiality obligations), or of the Standard of Care, except to the extent that such Losses arise out the negligence, bad faith, actual fraud or willful misconduct of BFA, any BFA Recipient or their respective Affiliates, or of any Third Party Provider;

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(b)	[Reserved]

(c)

any third party claim of infringement or misappropriation of any Intellectual Property Rights (including any Independent Work) resulting from or alleged to have occurred because of the use or other exploitation of any deliverables provided by or on behalf of Provider (including by any of its Affiliates or Subcontractors), including any Provider Technology (including any derivatives thereof), Work Product, Independent Work (including any derivatives thereof) or other developments created by any Provider Personnel or based upon the performance of the Services (collectively, the “Provider Infringement Items”), except to the extent that such infringement or misappropriation relates to or results from:

(i)	changes made by any BFA Recipient or by a third party at the direction of a BFA Recipient to the Provider Infringement Items;

(ii)

changes to the Provider Infringement Items recommended by Provider and not made due to a request from any BFA Recipient, provided that Provider has notified such BFA Recipient that failure to implement such recommendation would result in infringement within a reasonable amount of time for such BFA Recipient to so implement following such notification;

(iii)

any BFA Recipient’s combination of the Provider Infringement Items with products or services not provided or approved in writing by Provider, except to the extent such combination arises out of any BFA Recipient’s use of the Provider Infringement Items in a manner consistent with the applicable business requirements documentation;

(iv)

designs or specifications that in themselves infringe and that are provided by or at the direction of any BFA Recipient (except in the event that Provider, at the time of receiving such direction, knows or reasonably should know that an infringement or misappropriation would occur if such designs or specifications are implemented); or

(v)

use or distribution by a BFA Recipient of any of the Provider Infringement Items in a manner that is not consistent with the applicable business requirements documentation or otherwise not permitted under this Agreement;

(d)	any employment-related claim or action by, on behalf of, or related to, any prospective, then-current or former Provider Personnel, arising from or in connection herewith, including:

(vi)	any claim arising under occupational health and safety, worker’s compensation or other similar applicable Law;

(vii)	any claim arising from the interview or hiring practices, actions or omissions of employees of Provider;

(viii)

any claim relating to any violation by Provider, its Affiliates, or their respective officers, directors, employees, representatives or agents of any Law or any common law protecting persons or members of protected classes or categories, such laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic; and

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(ix)	any claim based on a theory that such BFA Recipient is an employer or joint employer of any such prospective, then-current or former employee of Provider.

(e)	the failure by Provider to obtain, maintain, or comply with any governmental approvals as required under this Agreement or Provider Laws; or

(f)	any claim initiated by an Affiliate or potential or actual Subcontractor of Provider asserting rights in connection herewith.

21.2

By BFA Recipients. Each BFA Recipient will indemnify, defend and hold harmless Provider, its Affiliates and their respective officers, directors, employees, agents and permitted successors and assigns from any and all Losses arising from or in connection with any third party claim, or threatened third party claim, to the extent that such Losses are based on or arising out of any of the following:

(a)	any breach by such BFA Recipient of any of its confidentiality obligations hereunder;

(b)	any employment-related claim or action by, on behalf of, or related to, any prospective, then-current or former employee of such BFA Recipient arising from or in connection herewith, including:

(i)	any claim arising under occupational health and safety, worker’s compensation or other applicable Law;

(ii)	any claim arising from the interview or hiring practices, actions or omissions of such BFA Recipient;

(iii)

any claim relating to any violation by such BFA Recipient, or its officers, directors, employees, representatives or agents, of any Law or any common law protecting persons or members of protected classes or categories, such laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic; and

(iv)	any claim based on a theory that Provider is an employer or joint employer of any such prospective, then-current or former employee of such BFA Recipient;

(c)

any actions taken by Provider in accordance with any Proper Instructions received from BFA or a BFA Recipient in providing Services, or acts in accordance with the terms of this Agreement or omissions not in breach of this Agreement, except, in each case, to the extent such Losses arise from Provider’s, its Affiliates’ or its Subcontractors’ material breach of the Standard of Care in taking such actions or making such omissions.;

(d)

any (i) reasonable actions taken by Provider in reliance upon any Law or reasonable interpretation of such Law in connection with this Agreement and the provision of Services by Provider or (ii) any opinion of reputable external legal counsel engaged by BFA Recipient or Provider;

(e)	any transactions or other activities of the BFA Recipient which occurred prior to the Commencement Date of this Agreement; or

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(f)	the Offering Materials (excluding information provided by Provider).

21.3

Mutual. Each Party will indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, successors and assigns from any and all Losses arising from or in connection with any of the following, including Losses arising from or in connection with any third party claim or threatened third party claim:

(a)	the death or bodily injury of an agent, employee, customer, business invitee or business visitor or other person caused by the tortious or criminal conduct of the other Party; or

(b)	the damage, loss or destruction of real or tangible personal property caused by the tortious or criminal conduct of the other Party.

21.4	Infringement Remedy.

(a)

If any item or process used by Provider to provide the Services and made available to the BFA Recipients becomes, or in Provider’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, Provider will use Commercially Reasonable Efforts to, in Provider’s sole discretion, take the following actions at no additional charge to such BFA Recipient as soon as reasonably practicable:

(i)	secure the right to continue using the item or process;

(ii)	replace or modify the item or process to make it non-infringing, provided that the replacement or modification will not degrade performance or quality in any material respect; or

(iii)

if neither (i) nor (ii) immediately above is available to Provider on commercially reasonable terms, remove the item or process from the Services and equitably reduce Provider’s charges to reflect such removal, provided that no such removal will diminish the scope of Provider’s obligation to perform the Services hereunder.

(b)

Provider’s obligations in this Section 21.4 and its related indemnification obligations under Section 21.1(c) shall be the affected BFA Recipient’s sole rights and remedies in connection with infringement claims described herein. For the purposes of clarification, nothing in this Section 21.4 will limit a BFA Recipient’s ability to seek remedies for Provider’s failure to provide the Services under this Agreement.

21.5	Indemnification Procedures.

(a)

Any Third Party Claim. If any third party claim is commenced against a Party entitled to indemnification under this Article 21 (the “Indemnified Party”), notice thereof will be given to the Party obligated to indemnify such claim (the “Indemnifying Party”) as promptly as practicable. No Indemnified Party shall settle or compromise any third party claim that may be the subject of an indemnification claim against the Indemnifying Party, whereby such claim involves the payment of money, injunctive relief or any admission by, or obligation imposed on, the Indemnifying Party, without the prior written consent of the Indemnifying Party, except as set forth herein. Any settlement or compromise of such third party claim without such consent from the Indemnifying Party shall relieve the Indemnifying Party of any obligation with respect to such claim.

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(i)

If, after such notice, the Indemnifying Party acknowledges and agrees that the terms of this Agreement apply to such claim, then such Party may, in a notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days prior to the date on which a response to such claim is due, immediately take control of the defense and investigation of such claim and employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense, subject to the following:

(A)

no settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party (which includes as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim) will be entered into without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed;

(B)

after notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim; and

(C)

the Indemnified Party will cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense (except as otherwise would be the responsibility of the Indemnifying Party hereunder), participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom.

(ii)

If the Indemnifying Party does not assume full control over the defense of a claim as provided in this Section 21.5(a), the Indemnified Party may retain control of the investigation and defense of such claim and employ and engage attorneys reasonably acceptable to the Indemnifying Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense, provided that the Indemnifying Party may participate in such defense at its sole cost and expense. If the Indemnified Party retains control of the defense of any such claim, any settlement shall be subject to: (A) a waiver of the Indemnified Party’s rights to further indemnification; and (B) prior written approval of the Indemnifying Party, which will not be unreasonably withheld, conditioned or delayed.

(b)	Governmental Authority Claims.

(i)

Notwithstanding Section 21.5(a), if a claim subject to indemnification is brought against the Indemnified Party by any Governmental Authority or a BFA Recipient customer, then the Indemnified Party may, in a notice promptly delivered to the Indemnifying Party, but in no event less than ten (10) days prior to the date on which a response to such claim is due, retain control of the defense and investigation of such claim and employ and engage attorneys reasonably acceptable to the Indemnifying Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnifying Party may participate in such defense, at its sole cost and expense. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party will be entered into without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed.

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(ii)

If the Indemnified Party does not assume full control over the defense of a governmental claim or a claim by a BFA Recipient customer subject to such defense as provided in this Section 21.5(b), the Indemnifying Party will be entitled to assume control of the defense, in which case the relevant provisions of Section 21.5(a) will apply.

21.6

Enforcement. If the Indemnified Party is required to bring a claim against the Indemnifying Party to enforce the Indemnified Party’s rights under this Article 21, and the Indemnified Party prevails in such claim, then the Indemnifying Party will indemnify and reimburse the Indemnified Party for and from any costs and expenses (including reasonable legal fees) incurred in connection with the enforcement of this Article 21.

21.7

Subrogation. If an Indemnifying Party will be obligated to indemnify an Indemnified Party, the Indemnifying Party will, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the Indemnified Party with respect to the claims to which such indemnification relates.

21.8	Other Rights. For the purposes of clarification, nothing in this Article 21 will limit a BFA Recipient’s ability to seek remedies for Provider’s failure to provide the Services under this Agreement.

22.	LIABILITY; LIABILITY LIMITATIONS

22.1

Generally. Provider will be liable for Damages to the extent of its failure to meet its obligations under this Agreement, including the Standard of Care, subject to the clarifications and exceptions set forth in this Article 22:

(a)	Provider will be liable for all acts and omissions of its Subcontractors to the same extent as if Provider was itself performing the relevant duties, except as provided in Section 22.2.

(b)

Each Party will be responsible for damage to the other Party’s locations if such damage is caused by the personnel of such Party (or their respective guests), including such personnel’s intentional misconduct, abuse, misuse, neglect, or gross negligence or failure to comply with its other obligations respecting the other Party’s location.

(c)	Reasonable expenses incurred by a BFA Recipient to recover any Damages properly owed to it hereunder (including reasonable attorneys’ fees) will be treated as direct Damages hereunder.

(d)

Each Party (and their respective Affiliates) will have a duty to mitigate Damages or Losses for which either Party is responsible, including where any Damages or Losses can be mitigated by lawfully pursuing recovery from third parties pursuant to a contractual claim against such third parties, in which case each Party will conduct or permit Commercially Reasonable Efforts to so recover.

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22.2

Provider Liability Limitations. Subject to Provider’s obligations under this Agreement to mitigate Damages or Losses, Provider will not be liable, will not be in breach of this Agreement and will not be required to indemnify any BFA Recipient in respect of any Damages or Losses suffered or incurred by any such BFA Recipient to the extent that such Damages or Losses arise as a result of:

(a)

any insolvency or financial default or act or omission of a Subcontractor chosen by or at the direction of such BFA Recipient, provided that: (i) a BFA Recipient’s exercise of its right to reject any Subcontractor hereunder will not be considered a choice or direction of such BFA Recipient; (ii) Provider diligently enforces such rights as it may have against such Subcontractor at the expense of, and as directed by, such BFA Recipient; and (iii) Provider notified the BFA Recipient promptly upon Provider’s knowledge of any assignment of such Subcontractor or if such Subcontractor chosen by or at the direction of such BFA Recipient fails Provider’s due diligence or operational vetting requirements;

(b)

any obligations now or hereafter imposed directly on the BFA Recipients or Provider solely as custodian of the BFA Recipient’s account by the tax law of the United States or of any state or political subdivision thereof or any other political jurisdiction outside of the United States (which obligations the BFA Recipients shall promptly satisfy in full);

(c)	acts or omissions of a third party that occurred prior to the applicable Effective Date;

(d)

Provider’s reliance on Proper Instructions, except to the extent such Damages or Losses result from Provider’s failure to meet its Standard of Care in acting in accordance with Proper Instructions; and

(e)

Without limiting Provider’s responsibility for Damages or Losses directly caused by its failure to meet the Standard of Care or its obligations under Section 6.3 and Article 8 as set forth elsewhere in this Agreement:

(i)	any act of, or a failure to perform or a breach by, any BFA Recipient of its obligations under this Agreement; or

(ii)	any revisions to calculation methods made by a BFA Recipient unless such revisions are communicated in writing to Provider;

(iii)

any acts or omissions of Authorized Data Sources (which may include the provision by such Authorized Data Sources of inaccurate, incomplete or corrupt data on which Provider has relied in providing the relevant Services);

(iv)

any act or omission by a Third Party Provider (which may include the provision by such Third Party Provider of inaccurate, incomplete or corrupt data on which Provider has relied in providing the relevant Services);

(v)	erroneous information provided by a Third Party Market Utility Provider;

(vi)	Provider relying in good faith upon the accuracy and completeness of any information provided to it by any BFA Recipient or Third Party Provider;

(vii)	any unavailability of BFA Technology;

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(f)

any improper use by the BFA Recipient or its agents, Distributor, Authorized Participants or BFA of any valuations or computations supplied by Provider in accordance with its Standard of Care under this Agreement;

(g)

the method of valuation of the Digital Assets, securities and the method of computing Net Assets, as set forth in the Prospectus or as directed by the BFA Recipient, and if the Prospectus so indicate, the value of Net Assets per Share;

(h)

the legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the BFA Recipient to request such issuance, sale or transfer;

(i)	the legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the BFA Recipient to request such purchase;

(j)	the legality of the declaration of any dividend by the BFA Recipient, or the legality of the issue of any Shares in payment of any stock dividend;

(k)	the legality of any recapitalization or readjustment of the Shares;

(l)	any Losses of Provider with respect to the applicable BFA Recipient’s withholding, depositing and/or reporting obligations under the Laws.

(m)	the negligence, bad faith, actual fraud or willful misconduct of BFA, any BFA Recipient or their respective Affiliates.

22.3

Liability Limitations. In no event will any Party, its officers, directors, employees, Affiliates, subsidiaries, suppliers or subcontractors be liable for consequential, indirect, special or incidental damages hereunder, whether in contract, in tort (including breach of warranty, negligence and strict liability in tort), or otherwise, even if such Party has been advised of the possibility of such damages in advance; provided, that none of the foregoing limitations will apply to direct damages suffered by either Party.

23.	DISPUTE RESOLUTION.

23.1

Informal Dispute Resolution. Any dispute arising out of or relating to this Agreement will be referred to the senior relationship contact at each Party to attempt to resolve the dispute. The senior relationship management representatives will meet within five (5) Business Days of referral to attempt to resolve the dispute. If the senior relationship management representatives cannot resolve the dispute within ten (10) days after their first meeting, then the dispute will be escalated to authorized representatives of the Parties’ senior management who are empowered to resolve the dispute. Such representatives will meet within ten (10) days of such escalation. If such representatives cannot resolve the dispute within twenty (20) days after their first meeting, then the Parties will submit the dispute to mediation as set forth in Section 23.2.

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23.2

Mediation. Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to JAMS Alternative Dispute Resolution Inc. (“JAMS”) for mediation. Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. Either Party may seek equitable relief as described in Section 23.4 prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither Party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the Parties so desire. The provisions of this Article 23 may be enforced by any court of competent jurisdiction, and the Party seeking enforcement will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the Party against whom enforcement is ordered. Unless the Parties otherwise agree: (a) the mediation will take place in San Francisco, California; and (b) the Parties will in good faith select a single mediator from the JAMS panel of neutrals within ten (10) days after the dispute was submitted to mediation. The Parties will consider the location of the mediation in making such selection. Notwithstanding the foregoing, the Parties will also have the right to pursue their other rights and remedies at Law or in equity following such mediation. All negotiations and proceedings pursuant to Sections 23.1 and 23.2 are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable Law. Notwithstanding the foregoing, evidence that is otherwise admissible or discoverable will not be rendered inadmissible or non-discoverable as a result of its use in any informal dispute resolution or mediation.

23.3

Other Remedies. The initiation of the dispute resolution process as described above will not prevent any Party from exercising any of its other rights or remedies hereunder including the right to terminate this Agreement in accordance with Article 10 or seek injunctive relief as described in Section 23.4.

23.4

Equitable Remedies. Each Party acknowledges and agrees that a breach of any of its obligations under this Agreement with respect to BFA Confidential Information, BFA Proprietary Information, BFA Data, Provider Confidential Information, or its infringement or misappropriation of any of the other Party’s Intellectual Property Rights may irreparably harm the other Party in a way that could not be adequately compensated by money damages. In such a circumstance, the aggrieved Party may proceed directly to court. If a court of competent jurisdiction should find that a Party has breached (or attempted or threatened to breach) any such obligations, such Party agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it will not oppose the entry of an appropriate order compelling its performance of such obligations and restraining it from any further breaches (or attempted or threatened breaches) of such obligations.

23.5

Continuity of Services. In the event of a dispute between the Parties, Provider will continue to so perform its obligations under this Agreement in good faith during the resolution of such dispute unless and until such Services are terminated in accordance with the provisions hereof (or after the expiration of any applicable Disengagement Assistance, if later).

24.	DEFINITIONS

24.1

General. The following definitions shall be applied to the terms used in this Agreement for all purposes (unless otherwise clearly indicated or noted herein or in any exhibits, schedules or annexes hereto):

“Affiliate” means any entity that, directly or indirectly, Controls, is Controlled by or is under common Control with, such entity.

“Agreement” has the meaning given in the preamble to this Agreement.

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“AML Laws” means the USA PATRIOT Act of 2001, as amended, the Bank Secrecy Act, as amended, the rules and regulations promulgated thereunder and any other anti-money laundering Laws applicable to the relevant Party.

“AML Program” has the meaning given in Section 12.1(b)(i).

“Authorized Data Sources” means Third Party Providers or third party security pricing providers, each acting as sources of data and information used by Provider for the provision of the Services, including sources of securities prices, currency exchange rates, interest rates, corporate actions, income and tax data, credit ratings and other market data and information. For avoidance of doubt, any source of data or information identified by the BFA Recipient for the Provider’s use in providing the Services and calculating the Net Asset Values shall be considered an Authorized Data Source.

“Authorized Participant” shall have the meaning given to such term as such term is defined in the Prospectus.

“Authorized Participant Agreement” shall mean the Authorized Participant Agreements, among the BFA Recipeint’s trustee, sponsor and each Authorized Participant.

“Authorized Person” means any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of any single BFA Recipient in accordance with applicable authentication procedures, and identified in a certificate pursuant to the terms hereof.

“Bad Acts” means any negligent, reckless, dishonest, fraudulent or criminal act or omission or willful misconduct.

“BCP Plan” has the meaning given in Section 25.2.

“Best Commercial Practices” means, with respect to any objective or obligation, the exercise of such effort, skill, diligence, prudence, foresight and judgment equal to or exceeding the level of effort, skill, diligence, prudence, foresight, and judgment as a highly skilled and experienced person in the applicable services industry, providing services comparable to the Services under similar circumstances would exercise in performing those services.

“BFA” has the meaning given in the preamble to this Agreement.

“BFA Account” has the meaning given in Section 3.1(a).

“BFA Auditors” has the meaning given in Section 17.1.

“BFA Confidential Information” has the meaning given in Section 18.1(a)(ii).

“BFA Data” has the meaning given in Section 13.1(a).

“BFA Location” means each location at which a BFA Recipient receives the Services.

“BFA Proprietary Information” means all right, title and interest in and to the Trade Secrets of any BFA Recipient or BFA or any of its clients or customers.

“BFA Proprietary Technology” means the systems and application software, middleware, communications links, equipment and other devices and technology 3owned or controlled by any BFA Recipient or BFA and that may be used by Provider from time to time in the performance of the Services.

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“BFA Recipient” has the meaning given in the preamble to this Agreement.

“BFA Recipient Laws” means all Laws that are directly applicable to the BFA Recipients, including the Digital Asset Laws.

“BFA Relationship Manager” means an individual designated (by written notice to Provider) from time to time by BFA or the BFA Recipients.

“BFA Technology” means the BFA Proprietary Technology and BFA Third Party Technology.

“BFA Third Party Technology” means the systems and application software, middleware, communications links, equipment and other devices and technology owned or controlled by a third party and licensed to any BFA Recipient or BFA and that will be used by Provider from time to time in the performance of the Services.

“Board” means a BFA Recipient’s Board of Trustees/Directors, as applicable.

“Business Contact Data” has the meaning given in Section 14.1.

“Business Days” means the days that the applicable BFA Recipient is open for business, which will be Monday through Friday unless otherwise specified in the offering documents of the BFA Recipient.

“Cash Assets” has the meaning given in Section 3.1(a).

“CFTC” means the Commodity Futures Trading Commission.

“Change” has the meaning given in Exhibit B.

“Change of Control of Provider” has the meaning given in Section 10.3(a)(vii)(A).

“Change Procedures” means the procedures set forth in Exhibit B.

“Changes to the Services” has the meaning given in Section 12.1(e)(iv).

“Commencement Date” shall mean the date upon which the Provider commences providing Services in accordance with this Agreement.

“Commercially Reasonable Efforts” means acting in a determined, prudent and reasonable manner to perform its obligations.

“Confidential Information” has the meaning given in Section 18.1(a)(i).

“Contract Worker” means an individual employed by Provider on a contract or temporary basis to perform the Services.

“Control” and derivatives thereof means, with respect to any entity, (i) 50.1% or more of the ownership of such entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

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“Core Services” means the review, oversight and final sign-off of the following components of the Fund Administration and Accounting Services and Transfer Agency Services performed from the Provider’s offices: (a) NAV oversight / fund events; (b) accounting controls; (c) fund administration / regulatory reporting; (d) operational service delivery; (e) pricing; and (f) certain tax services as may be agreed to by the Parties.

“Creation Units” shall mean units ordinarily issued for the purchase and redemption of Shares of the BFA Recipient only in aggregations of Shares (currently 40,000 Shares, which amount can be changed over time).

“Custody Services” means the Services provided under Article 3.

“Damages” means all damages, fines, penalties, deficiencies, losses, and liabilities (including judgments and amounts reasonably paid in settlement).

“Data Security Breach” has the meaning given in 17.1(c).

“Digital Asset” means any digital unit or other form of digitally stored medium of representation of value that is recorded on a cryptographically secured distributed ledger or other decentralized system using cryptography in which transactions are verified and records maintained.

“Digital Asset Laws” means applicable Laws with respect to the use and treatment of Digital Assets, including Laws applicable to Digital Asset networks, cryptography, open source technology and protocols.

“Disclosees” has the meaning given in Section 14.2.

“Disengagement Assistance” has the meaning given in Section 11.1.

“Distributor” means the entity engaged by a BFA Recipient to distribute the BFA Recipient’s Shares.

“Divested Entity” has the meaning given in Section 11.2.

“DTC” means the Depository Trust Company.

“Effective Date” has the meaning given in the preamble.

“Equipment” means equipment and hardware, including computers and related equipment, such as central processing units and other processors, servers, controllers, modems, communications and telecommunications equipment (voice, data and video networks and datalines), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Period” has the meaning given in Section 10.1(c).

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“FDIC” means the Federal Deposit Insurance Corporation.

“Feedback” means any feedback, comments or suggestions provided by BFA or any BFA Recipient regarding any Independent Work of Provider or any of its Affiliates or Subcontractors.

“Feedback Intellectual Property” means any Intellectual Property Rights that Provider or any of its Affiliates or Subcontractors (or any Provider Personnel) creates, whether alone or jointly with others, after the Effective Date that is based on, incorporates or otherwise results from, refers to or relies on any Feedback.

“Fees” has the meaning given in Section 9.1(a).

“FERSA” means the Federal Employees’ Retirement System Act of 1986.

“Force Majeure Event” has the meaning given in Section 25.1(a).

“Fund Administration and Accounting Services” means the Services provided under Article 4.

“Furnishing Party” has the meaning given in Section 18.1(a)(i).

“Governmental Authority” means any federal, state, municipal, local, territorial or other government department, regulatory authority, judicial or administrative body, domestic, international or foreign.

“Indemnified Party” has the meaning given in Section 21.5(a).

“Indemnifying Party” has the meaning given in Section 21.5(a).

“Independent Work” means any Intellectual Property Rights that a Party (or its Affiliates or, solely with respect to Provider, its Subcontractors): (a) created or owned prior to the Effective Date; or (b) creates after the Effective Date and outside the scope of this Agreement, including, with respect to each of (a) and (b), any modifications, enhancements or derivative works thereof or based thereon. For the avoidance of doubt, Intellectual Property Rights created by Provider for Provider’s clients (other than BFA or any BFA Recipient) generally, whether prior to or outside the scope of this Agreement, shall be “Independent Work”, even if also used by Provider for the benefit of BFA or a BFA Recipient in connection with the Services.

“Industry Event” means large-scale failure, malfunction or error of any third party telecommunications, electrical, mechanical, or technological infrastructure, service or system or other event that results in the closure of any securities, cash or other market(s) in which BFA Recipients participate.

“Initial Term” has the meaning given in Section 10.1(a).

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“Intellectual Property Rights” means all right, title and interest in and to intellectual and industrial property rights recognized in any jurisdiction, including (a) patents, patent applications, statutory invention registrations, registered designs and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, substitutions and extensions (including any supplemental protection certificate); (b) trademarks, trade dress, trade names, brand names, corporate names, service marks, certification marks, designs, logos, slogans and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (c) registered and unregistered copyrights, works of authorship (including rights in Software as a work of authorship), (d) copyrightable works (published or unpublished) and all applications and registrations therefor; (e) Software; (f) Trade Secrets; (g) moral rights, economic rights, database rights, design rights, industrial property rights, publicity rights, and privacy rights; (h) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers, and locators associated with Internet addresses, sites and services; (i) other similar or equivalent intellectual property rights anywhere in the world; and (j) all actions and rights to sue at law or in equity for past, present and future infringement, misappropriation, dilution or other violation or impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisionals or other extensions of legal protections pertaining thereto.

“Investment Advisor” means the investment advisor or investment manager of a BFA Recipient.

“JAMS” has the meaning given in Section 23.2.

“Key Performance Indicators” means the Service Levels that are designated as “critical service levels” in a Service Level Schedule.

“Key Provider Position” means positions of Provider identified in Exhibit C, as such list is amended from time to time.

“Law” means any of the following, now existing or hereafter enacted, and in each case as applicable to the Services: (a) country, state, provincial, local or other law or statute, (b) rule or regulation issued by a regulatory body, (c) written or authoritative interpretation by a regulatory body of any such law, statute, rule or regulation, (d) enforceable regulatory guidance, judicial, governmental, or administrative order, judgment, decree or ruling, or written and enforceable requirements of self-regulatory bodies and organizations, or (e) FERSA, OCC Regulation 9, the USA PATRIOT Act of 2001, as amended, the Bank Secrecy Act, as amended, the Securities Act, or the Exchange Act.

“Losses” means all Damages and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

“Malicious Code” means any code, program, or sub-program whose known or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or interfere with the operation of the software, code, program, or sub-program, itself.

“Manager Mark” has the meaning given in Section 4.2(a).

“Net Asset Value” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in a manner more fully described in each BFA Recipient’s Prospectus.

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“New Country Location” has the meaning given in Section 7.4.

“New Services” means services that are materially different from, and in addition to or outside the scope of, the then-existing Services. New Services will not include any work: (i) comprising the “Services” (as defined herein) or that is an inherent, necessary or customary part thereof; (ii) that Provider requires to meet the Standard of Care; or (iii) that can be completed using existing Provider resources without impacting the Service Levels.

“NFA” means the National Futures Association.

“Notification Related Costs” has the meaning given in Section 13.2(g).

“OCC Regulation 9” means the Office of the Comptroller of the Currency’s regulations on fiduciary activities codified in 12 CFR Part 9.

“On-book Accounts” has the meaning given in Section 3.2(a).

“Party” or “Parties” has the meaning given in the preamble.

“Permitted Delegation” means any of the following delegations by Provider of its obligations under this Agreement: (a) the use of third party providers with respect to technology (except with respect to specific technology that is contracted for hereunder) and technology development; (b); use of locations identified by Provider in accordance with Section 7.4; and (c) the delegation of any of its obligations to any Affiliate of Provider.

“Persistent or Pervasive Breach” has the meaning given in Section 10.3(a)(i)(B).

“Personal Information” has the meaning given in Section 14.1(a).

“Project” has the meaning given in the Change Procedures.

“Proper Instructions” means (a) instructions given by an Authorized Person in such form and manner as Provider and the applicable BFA Recipient will agree upon from time to time, (b) instructions (which may be continuing instructions) regarding other matters signed or initialed by an Authorized Person, and (c) instructions received by Provider in accordance with agreed upon authentication procedures.

“Prospectus” has the meaning given in Section 5.1.

“Provider” has the meaning given in the preamble to this Agreement.

“Provider Affiliate” means an Affiliate of Provider.

“Provider Confidential Information” has the meaning given in Section 18.1(a)(iii).

“Provider Infringement Items” has the meaning given in Section 21.1(c).

“Provider Laws” means all Laws that are directly applicable to Provider and related to the Services.

“Provider Personnel” has the meaning given in Section 7.1.

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“Provider Technology” means (a) collectively, the systems and application software, middleware, communications links and other devices and technology, owned or controlled by Provider and used in the performance of the Services, and (b) Provider Third Party Technology.

“Provider Third Party Technology” means the hardware, systems and application software, middleware, communications links and other devices and technology owned or controlled by third parties and licensed to Provider and that Provider may use from time to time in the performance of the Services.

“Purposes” has the meaning given in Section 14.2.

“Receiving Party” has the meaning given in Section 18.1(a)(i).

“Renewal Term” has the meaning given in Section 10.1(b).

“Required BFA Recipient Records” has the meaning given in Section 17.5.

“Sanctions” means economic sanctions and other Laws, executive orders and regulations promulgated, administered or enforced by the United States and the Office of Foreign Assets Control, the United Nations, the European Union, and His Majesty’s Treasury of the United Kingdom or other applicable sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” will have the same meaning as when such term is used in the Securities Act, including, without limitation, any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral‑trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to a foreign currency, or, in general, any interest or instrument known as a “security” or a “financial asset” (each as defined in the UCC) or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to, or option contract to purchase or sell any of the foregoing, and futures, forward contracts and options thereon.

“Service Level Schedules” means the schedules that describe the Service Levels and Key Performance Indicators and the respective obligations of Provider and the applicable BFA Recipients in relation thereto.

“Service Levels” means the Service levels and Key Performance Indicators and the respective obligations of Provider and the applicable BFA Recipients in relation thereto.

“Services” has the meaning given in Section 2.1.

“Shareholders” has the meaning given in Section 5.1.

“Shares” has the meaning given in Section 5.1.

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“SOC 1” means the AICPA System and Organizational Controls for Service Organizations – SOC 1: Report on Controls at a Service Organization Relevant to User Entities’ Internal Control over Financial Reporting audit, as amended or superseded or replaced from time to time, or other modified or replacement or successor report

“SOC 2” means the AICPA System and Organizational Controls for Service Organizations – SOC 2: Reporting on an Examination of Controls at a Service Organization Relevant to Security, Availability, Processing Integrity, Confidentiality, or Privacy audit, as amended or superseded or replaced from time to time, or other modified or replacement or successor report.

“Software” means all computer programs (whether in source code, object code, human readable form or other form), code (including software implementations of algorithms, models and methodologies), applications, application programming interfaces, firmware, software development kits, library functions, operating systems and virtualization environments, user interfaces, diagnostic tools, compilers and version control systems, together with all boot, compilation, configuration, debugging, performance analysis and runtime files, libraries and documentation, including user manuals and training materials, related to any of the foregoing.

“Standard of Care” has the meaning given in Section 6.1.

“Subcontractor” means any Affiliate or other agent, subcontractor or consultant of Provider that Provider engages to perform any of its obligations under this Agreement, including Permitted Delegations, but excluding, for the avoidance of doubt, Authorized Data Sources, or Third Party Market Utility Providers.

“Taxes” has the meaning given in Section 9.3.

“Term” has the meaning given in Section 10.1(a).

“Third Party Market Utility Provider” means any provider (not being an Authorized Data Source or Third Party Provider) of (i) generally used industry messaging and payment transfer systems (including SWIFT, CHIPS and CHAPS) and (ii) market facilities and infrastructure generally used by the financial investment intermediary industry including investment exchanges, alternative trading systems, clearing houses, securities and investment depositories and systems for the settlement of transactions in relation to securities, investments and foreign exchange.

“Third Party Provider” means any provider of services to any BFA Recipient (other than Provider, a Subcontractor or delegate), including, without limitation, any investment adviser or sub-adviser, custodian, Distributor, dealer, transfer agent, administrator, accounting agent or fiduciary in respect thereof. For avoidance of doubt, any Digital Asset custodian shall be considered a Third Party Provider.

“Trade Secrets” means trade secrets, know-how and industrial secret rights, rights in confidential information (including technical information, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), data (including user data, whether in identifiable or anonymized form), databases, data collections, designs, processes, testing procedures, testing results and business, financial, sales and marketing plans) and other proprietary intellectual property rights in any jurisdiction with respect to the foregoing, in each case, that derives independent economic value, whether actual or potential, from not being generally known to other persons.

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“Transfer Agency Services” means the Services provided under Article 5.

“Transfer Taxes” has the meaning given in Section 9.3(d).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“VAT” has the meaning given in Section 9.3.

“Work Product” means any Intellectual Property Rights conceived, created or produced by Provider Personnel, whether alone or jointly with others, in the course of (i) performing the Services or (ii) otherwise created, developed or invented in connection with this Agreement at or upon the request or requirement of BFA or any BFA Recipient for the use of BFA or any BFA Recipient(s), including, in each case of (i) or (ii), any modifications, enhancements or derivative works thereof or based thereon, and in each case of (i) or (ii), that is the subject of a Project request pursuant to Section 2.1 of Exhibit B, but excluding, in each case of (i) and (ii), any (x) Independent Work of Provider or its Affiliates or Subcontractors, (y) data and information of Authorized Data Sources, or (z) Provider Third Party Technology that is incorporated therein.

25.	MISCELLANEOUS

25.1	Force Majeure.

(a)

Neither Party will be liable for failure to perform or delay in performing its obligations to the extent such failure or delay is caused by or resulting from fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders, rebellions or revolutions, acts of terrorism, pandemics, nationalization, expropriation, currency restrictions, political risk (including exchange control restrictions, confiscation, insurrection, civil strife or armed hostilities) to the extent beyond such Party’s reasonable control, or other facts or circumstances beyond such Party’s reasonable control (a “Force Majeure Event”); provided that:

(i)	the non-performing Party (and such Party’s Subcontractors or Third Party Providers, as applicable) are without material fault in causing the default or delay;

(ii)

the default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including, with respect to Provider, the implementation of any business continuity or disaster recovery plan required to be maintained by it under this Agreement); and

(iii)	the non-performing Party uses Commercially Reasonable Efforts to minimize the impact of such default or delay.

(b)

Provided that Provider has exercised reasonable care and diligence and complied with its obligations to implement its disaster recovery and business continuity plan and reasonable work-arounds to mitigate the effect of a Force Majeure Event, a Force Majeure Event will include:

(i)	an Industry Event; and

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(ii)

any industry-wide strike, lockout or labor dispute involving a Party’s personnel or refusal of such Party’s employees to enter a facility that is the subject of such a labor dispute, to the extent such refusal is based upon a reasonable fear of harm.

(c)

Provider will not be entitled to any additional payments from any BFA Recipients (or BFA, on behalf of any BFA Recipients), for costs or expenses incurred by Provider as a result of any Force Majeure Event.

(d)	Notwithstanding the provisions of Section 25.1(a), the BFA Recipients will have the termination right provided in Section 10.3(a)(ii) with respect to Force Majeure Events.

25.2

Business Continuity. Provider will develop, maintain and regularly test a business continuity plan (a “BCP Plan”) that is designed to provide reasonable assurances regarding the continued operation of the Services to BFA Recipients in the event of a business interruption.

25.3

Parties’ Relationship. The Parties hereto are independent parties. Provider, in furnishing the Services, is acting as an independent contractor. Provider has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by Provider Personnel under this Agreement. At no time will any Provider Personnel represent himself or herself as an employee of any BFA Recipient or BFA, or be considered an employee of any BFA Recipient or BFA. Provider is not a joint venturer with, nor an employee or partner of any BFA Recipient or BFA, and has no authority to represent or bind any BFA Recipient or BFA as to any matters, except as expressly authorized in this Agreement.

25.4	Assignment.

(a)

By Provider. Provider acknowledges and agrees that the Services are personal in nature. Without the prior written consent of all affected BFA Recipients (which consent may be withheld in any BFA Recipient’s sole discretion), Provider will not have the right to transfer or assign its rights or obligations under this Agreement, except as part of a resolution or other insolvency proceeding for such Provider or a parent entity thereof.

(b)

By BFA Recipient. Each BFA Recipient will have the right in its sole discretion to transfer or assign its rights or obligations under this Agreement (in whole or in part) upon the provision of prior written notice to Provider, to: (i) any Affiliate of such BFA Recipient so long as the assignee remains an Affiliate of a BFA Recipient; (ii) a purchaser of all or substantially all of the capital stock or assets of a BFA Recipient, provided that such purchaser or entity agrees in writing to be bound by this Agreement with respect to the applicable Services; or (iii) an entity with which a BFA Recipient consolidates or merges. In such circumstances, each such BFA Recipient shall remain primarily liable for its obligations under this Agreement, as applicable.

25.5

Public Disclosures. Except as: (a) required by Law; (b) required to discharge its obligations under this Agreement; (c) permitted pursuant to Section 7.1(i)(iii) herein; (d) permitted pursuant to Section 18.1(c); or (e) otherwise permitted upon the written consent of the other Party, neither Party will use or announce, release, disclose, or discuss with any third parties, information regarding this Agreement or the Services, including the other Party’s name or trademark in any media releases, advertising or marketing materials, without the other Party’s prior consent. Use of any trademarks or service marks of any Party (or marks of related companies) by the other Party is prohibited, unless the Parties otherwise agree in writing. Any grants of publicity rights to Provider by a BFA Recipient hereunder may not exceed twelve (12) months and may be renewed only upon written approval of such BFA Recipient. Nothing in this Section 25.5 shall preclude a BFA Recipient or BFA from identifying Provider as its service provider.

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25.6

No Waiver. No failure, delay or omission by a Party to exercise any right, remedy or power it has hereunder will impair or be construed as a waiver of such right, remedy or power. A waiver by any Party of any breach or covenant will not be construed to be a waiver of any succeeding breach or any other covenant. All waivers will be in writing and signed by an authorized representative of the waiving Party.

25.7

Remedies Cumulative. Except as otherwise set forth herein: (a) all remedies provided for herein will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise, and (b) the election by a Party of any remedy provided for herein or otherwise available to such Party will not preclude such Party from pursuing any other remedies available to such Party at law, in equity, by contract or otherwise.

25.8	Covenant of Good Faith. Each Party, in its dealings with the other Party under or in connection with this Agreement, will act reasonably and in good faith.

25.9

Notices. Any formal notice, consent, approval, acceptance, agreement or other communication given pursuant to this Agreement will be in writing and will be effective either when delivered personally to the Party for whom intended, by email (with confirmation of delivery) or overnight delivery services (with confirmation of delivery) (unless delivered after normal business hours, in which case it will be deemed the next Business Day), addressed to such Parties as specified below. A Party may designate a different address by notice to the other Party given in accordance herewith.

For BFA or a BFA Recipient:	BlackRock Fund Advisors
400 Howard Street
San Francisco, CA 94105
Attention: Derek Stein
Email: [***]

with copy (which shall not
constitute notice) to:	BlackRock Fund Advisors
400 Howard Street
San Francisco, CA 94105
Attention: General Counsel
Email: [***]

and

BlackRock, Inc.
55 East 52nd Street
New York, NY 10022
Attention: Phil Evans
Email: [***]

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For Provider:	The Bank of New York Mellon
240 Greenwich Street
New York, NY 10286
Attention: Mark Moor
Email: [***]

with copy (which shall not
constitute notice) to:	The Bank of New York Mellon
240 Greenwich Street
New York, NY 10286
Attention: General Counsel
Email: [***]

25.10	Governing Law/Proceedings.

(a)

Governing Law. The Parties irrevocably agree that any legal action, suit or proceeding arising out of this Agreement will be brought solely and exclusively in the State of New York. This Agreement will be construed and governed under and in accordance with the Laws of the State of New York, without regard to its conflict of law provisions. All disputes arising out of this Agreement will be exclusively resolved in a court of competent jurisdiction in the State of New York. Each Party expressly consents to the jurisdiction of the U.S. District Court for the Southern District of New York, and waives any objections or right as to forum non conveniens, lack of personal jurisdiction or similar grounds.

(b)

Certain Laws Not Applicable. The Parties agree that, to the extent permitted under applicable Law, the provisions of the Uniform Computer Information Transactions Act, the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act, the U.N. Convention on Contracts for the International Sale of Goods, any federal or state statutory adoptions or equivalents of the aforementioned Acts and Convention, and any other state or federal laws related to electronic contracts or electronic signatures will not apply to this Agreement.

(c)

Proceedings. Provider will, except to the extent legally impermissible, advise all affected BFA Recipients of actual legal or other proceedings relating to the Services of which Provider becomes aware and that materially adversely affect Provider’s ability to meet its obligations under this Agreement.

(d)	Each Party expressly waives any right to a trial by jury with respect to any dispute arising out of this Agreement.

25.11

Third Party Beneficiaries. There will be no third party beneficiaries under this Agreement, except for Affiliates of the BFA Recipients that are receiving the benefit of Services, or as required by Laws.

25.12

Waiver of Liens. Provider shall not have any power or authority to assign, hypothecate, pledge, or otherwise dispose of any Cash Assets of a BFA Recipient in Provider’s “control” (within the meaning of UCC Sections 8-106, 9-104 or 9-106), except pursuant to Proper Instructions from a BFA Recipient or as may be agreed to by the Parties from time to time, and the Cash Assets shall not be subject to any lien or charge of any kind in favor of Provider or any person claiming through Provider, except as may be agreed to by the Parties from time to time. Provider, for itself, its employees, permitted Subcontractors and materialmen, hereby waives and relinquishes all right to file, have or maintain a mechanic’s or similar claim or lien against any property of any BFA Recipient or any part thereof for or on account of the work or any materials or equipment furnished hereunder. Except as may be agreed to by the Parties from time to time, Provider will not create or permit to be created or remain any lien, encumbrance or charges levied on account of any mechanic’s lien or claim that may become a lien, encumbrance or charge upon any of the Cash Assets of any BFA Recipient or any part thereof.

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25.13

Conflicts of Interest. Provider will maintain procedures and controls to prevent conflicts of interest within its custody, fund accounting, fund administration and transfer agency businesses from adversely affecting the BFA Recipients.

25.14	Rules of Construction.

(a)

Entire Agreement. This Agreement, consisting of these general terms and conditions and the attached Exhibit A through Exhibit F and Schedule 1-A through Schedule 3, constitute the sole and entire agreement among the Parties with respect to the subject matter hereof. This Agreement merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether written or oral, with respect to the matters contained herein.

(b)

Use of Certain Words. Unless the context requires otherwise: (i) “including” (and any of its derivative forms) means including but not limited to; (ii) “may” means has the right, but not the obligation to do something and “may not” means does not have the right to do something; (iii) “will” and “shall” are expressions of command, not merely expressions of future intent or expectation; (iv) “written” or “in writing” is used for emphasis in certain circumstances, but that will not derogate from the general application of the notice requirements set forth in Section 25.9 in those and other circumstances; and (v) use of the singular imports the plural and vice versa.

(c)

Construction of Objectives. The objectives set forth in Section 1.2 or elsewhere in this Agreement provide a general introduction to this Agreement or the terms set forth in a particular Section of this Agreement. They are not intended to alter the plain meaning of this Agreement or to expand the scope of the Parties’ express obligations under it.

(d)	Interpretation. The terms and conditions of this Agreement are the result of negotiations between the Parties.

(e)

Headings and Article, Section and Exhibit References. The Article and Section headings, Table of Contents, and Table of Exhibits are for reference and convenience only and will not be considered in the interpretation of this Agreement. Unless otherwise indicated, Article or Section references are to Articles or Sections of the document in which the reference is contained. References to numbered Articles or Sections of this Agreement also refer to and include all subsections of the referenced Article or Section. References to Exhibits of this Agreement also refer to and include all Attachments of the referenced Exhibit.

(f)	Order of Precedence. If a conflict occurs between this Agreement and any Exhibit to this Agreement, the terms of this Agreement will prevail to the extent necessary to resolve the conflict.

(g)

Survival. Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept, or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit.

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(h)

Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, the same will not affect the other terms or provisions hereof or the whole ofi this Agreement, but such term or provision will be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the Parties’ rights and obligations will be construed and enforced accordingly, preserving to the fullest permissible extent the Parties’ intent and agreements set forth in this Agreement.

(i)

Amendment. This Agreement may be amended or modified solely in a writing signed by an authorized representative of each Party. Any terms and conditions varying from the terms and conditions hereof on any order or written notification from either Party will not be effective or binding on the other Party unless agreed to in writing.

(j)

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one single agreement between the Parties.

25.15	Amendments to Agreement. Nothing contained within this Agreement will prevent the Parties from agreeing to additional provisions in writing from time to time.

25.16

Separate Agreement. Execution of this Agreement by a BFA Recipient on behalf of each of its funds or series (severally and not jointly) shall not create any contractual or other obligation between or among such funds or series or any other BFA Recipient (or their respective funds or series), and this Agreement shall constitute a separate agreement among Provider, BFA and each BFA Recipient on behalf of each of its funds or series. Every reference to a BFA Recipient shall be construed to be a reference solely to the particular BFA Recipient (and each of its funds and series severally) that is a party to the relevant transaction or action. Each of the Parties agrees that under no circumstances shall any rights, obligations, remedies or liabilities of a particular BFA Recipient, or with respect to transactions or actions to which a particular BFA Recipient is a party, be deemed to constitute rights, obligations, remedies or liabilities applicable to any other BFA Recipient or to transactions or actions to which other BFA Recipients are parties, and Provider shall have no right to set off claims of any BFA Recipient against any other BFA Recipients. All transactions and actions are entered into in reliance on the fact that this Agreement constitutes a separate agreement among Provider, BFA on behalf of each BFA Recipient and each BFA Recipient.

25.17

Individual Fund Basis/Limitation on Liability. This Agreement is executed by BFA on behalf of each BFA Recipient, and the obligations hereunder are not binding upon any of the trustees, directors, officers or shareholders of BFA, any BFA Recipient or any series (as applicable), individually.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each Party hereto has executed or caused this Master Services Agreement to be executed as of the date set forth above by its duly authorized representative.

BLACKROCK FUND ADVISORS, acting on

behalf of itself and each BFA Recipient listed in

Exhibit A to this Master Services Agreement

By: /s/ Shannon Ghia

Name: Shannon Ghia

Title: Managing Director

THE BANK OF NEW YORK MELLON

By: /s/ Linda Roth

Name: Linda Roth

Title: Managing Director

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[Signature Page]